As filed with the Securities and Exchange Commission on June 25, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEOSPATIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	1623	87-0554463
(State or jurisdiction of incorporation or organization)	(Primary Standard Industry Classification Code Number)	(I.R.S. Employer Identification No.)

229 Howes Run Road,

Sarver, PA 16055

(724) 353-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Smith

Chief Executive Officer

Geospatial Holdings, Inc.

229 Howes Run Road,

Sarver, PA 16055

(724) 353-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert W. Ericson Winston & Strawn LLP 200 Park Avenue New York, NY 10166-4193 (212) 294 6700	Gerald P. Farano Winston & Strawn LLP 1700 K Street, N.W. Washington, D.C. 20006-3817 (202) 282 5000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	17,239,577(1)	$0.98(2)	$16,894,785.46(2)	$952.22(2)(3)

(1)	Represents shares of the Registrant’s Common Stock being registered for resale that have been issued to the selling security holders named in this registration statement
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average bid and ask prices as reported on the Financial Industry Regulatory Authority’s OTC Bulletin Board on June 14, 2010 which was $0.98 per share.
(3)	Represents total cost of registering 17,239,577 shares ($1,204.60) less the amount previously paid for registering first 3,072,698 shares on Form S-1 on May 29, 2008 ($252.38).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:

This Form S-1, pursuant to Rule 429, will also act as post-effective amendment number five to Form S-1 registration number: 333-151230.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 25, 2010

PROSPECTUS

GEOSPATIAL HOLDINGS, INC.

17,239,577 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling security holders identified in this prospectus of up to 17,239,577 shares of the Company’s common stock (“Common Stock”). All of these shares, when sold, will be sold by these selling security holders. The selling security holders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling security holders decide to sell their shares. There are no minimum purchase requirements. The selling security holders and any participating broker-dealers may be deemed “underwriters” of the shares of the Company’s Common Stock which they are offering within the meaning of the Securities Act of 1933 (as amended, the “Securities Act”), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Common Stock. Brokers or dealers effecting transactions in shares of the Company’s Common Stock should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

The Company is not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from the sale of the Company’s Common Stock hereunder. The Company will pay the expenses of this offering. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act.

Since April 28, 2008, our Common Stock has been listed on the Financial Industry Regulatory Authority’s (“FINRA”) OTC Bulletin Board (“OTC BB”) under symbol “GSPH”. Before that time, our shares had been quoted on the OTC BB under the listing symbol “KKRI” and had only been traded on a very limited and sporadic basis. The last reported sales price per share of the Company’s Common Stock as reported on the OTC BB on June 14, 2010 was $0.98.

Our business and investment in these securities involves significant risks. See “Risk Factors” beginning on page 3.

No underwriter or person has been engaged to facilitate the sale of shares of Common Stock in this offering.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2010

We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in these securities, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of the securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

Through and including                     , 2010 (the 40th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “the “Company,” “we,” “us,” and “our” refer to Geospatial Holdings, Inc., and its subsidiaries.

About Our Company

Geospatial Holdings Inc. (formerly known as Kayenta Kreations, Inc.), through its wholly owned subsidiaries Geospatial Mapping Systems, Inc. (“GMSI”) Geospatial Pipeline Services, LLC and Utility Services and Consulting Corporation, is an emerging pipeline management service company dedicated to offering technically advanced solutions for managing pipeline infrastructure assets, data management and excavating and exposing underground utilities of all types. By tailoring our technology’s specifications to meet the specific needs of our customers and by building a diverse team of engineers, system specialists and project managers, we aim to establish a presence in various sales regions across the United States, Canada and Australia. Despite a highly competitive business atmosphere we believe we are well positioned to compete effectively by emphasizing the quality and proprietary nature of our technologies and services.

We have entered into an exclusive and perpetual agreement to license the patent pending Smart ProbeTM technology from Reduct NV, a Belgian company (“Reduct”) and the developer of the technology (as amended from time to time, the “Original Reduct License Agreement”). The Original Reduct License Agreement grants the Company exclusive control over the rights to the Smart Probe TM technology throughout North America, South America and Australia. Subsequently, the Company, Reduct, and Delta Networks Ltd., SA (“Delta”), a Luxembourg company and the owner of substantially all of the capital stock of Reduct, entered into the Amended and Restated License and Distribution Agreement (as amended from time to time, the “Amended Reduct License Agreement” and together with the Original Reduct License Agreement, the “Exclusive License Agreement”), which, upon its effectiveness, will supersede and replace the Original Reduct License Agreement.

The Amended Reduct License Agreement became effective upon the Company’s second installment payment of $2,450,000 for the purchase of Smart ProbeTM equipment on April 30, 2010 which, together with the Company’s first installment payment of $2,500,000 in March, 2010, fulfils the Company’s obligation to make the $4,950,000 Advance Payment previously due by April 30, 2010.

Through Exclusive License Agreements we are the exclusive licensee of the proprietary DuctRunner Smart ProbeTM (“Smart ProbeTM”) technology throughout North America, South America and Australia. By making use of our Smart ProbeTM technology, which provides state-of-the-art pipeline mapping and data integration capabilities, we can provide decision makers already in the field with precise and immediately viewable data, allowing them to make better and more informed choices.

From our inception through the year ended December 31, 2007, our operations and capital requirements had primarily been funded through sale of the Company’s Common Stock and advances from our Chief Executive Officer. During the year ended December 31, 2008, we began to generate revenues from our planned operations, and ceased to be a development stage company. In the future, we expect to continue to finance our operations through the sale of our Common Stock and through the use of existing assets, as well as through funds provided by operations.

About the Merger

On March 25, 2008, Kayenta Kreations, Inc., now Geospatial Holdings, Inc. (“Parent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GMSI, which provided, upon the satisfaction of certain conditions set forth in the Merger Agreement, that the two companies would merge and GMSI would become the surviving corporation of the merger (the “Merger”). Pursuant to the terms of the Merger Agreement, on April 25, 2008, the Company acquired all the outstanding shares of GMSI common stock and the GMSI shareholders now own a majority of the issued and outstanding shares of the Company’s Common Stock. As a result of the Merger, GMSI became the Company’s wholly-owned subsidiary and operating unit.

Pursuant to the terms of the Merger Agreement, the Company agreed to effect a 2.8 to 1 forward stock split of its Common Stock, resulting in 3,685,618 outstanding shares of the Company’s Common Stock (the “Forward Split”). The Forward Split was effected on April 25, 2008. Pursuant to the terms of the Merger Agreement and at the effective time of the Merger (the “Effective Time”), the issued and outstanding shares of GMSI (the “GMSI Shares”) were converted into an aggregate of 20,074,188 shares of the Company’s Common Stock via each GMSI Share issued and outstanding immediately prior to the Effective Time (other than GMSI Shares held in its treasury) on the basis of one share of the Company’s Common Stock for each GMSI Share without any action on the part of the holders thereof (the “Merger Consideration”), and the Company now owns 100% of the outstanding shares of GMSI.

All outstanding options to purchase GMSI Shares, warrants or similar outstanding GMSI securities were likewise converted to like securities of the Company. In addition, each GMSI Share converted into the Merger Consideration was no longer outstanding and was automatically canceled and retired and ceased to exist. Such shares were surrendered and became owned of record and beneficially by the Company.

Pursuant to the terms of the Merger Agreement, the former GMSI shareholders acquired approximately 84.49 percent of the 23,759,806 issued and outstanding shares of the Company’s Common Stock. In addition, the Merger Agreement contains a covenant that the Company will not effectuate any reverse stock split of the Company’s Common Stock for a period of two years from the Effective Time without the consent of Thomas G. Kimble. The Merger Agreement also provides for the filing of this prospectus and registration statement with the United States Securities and Exchange Commission (the “Commission”) covering the resale of all shares of Common Stock held by the selling security holders.

In connection with the Merger, Mark A. Smith was appointed to serve as Chairman of the Board and Chief Executive Officer of the Company. Subsequently, the Company added Thomas R. Oxenreiter as Chief Financial Officer, Secretary and a Director. Additionally, Brenda White, the former sole member of the Board of Directors of the Company, resigned. Pursuant to the terms of the Merger Agreement, the Company’s stockholders have approved an employee benefit stock option plan.

About this Offering

This prospectus relates to the resale by the selling security holders identified in this prospectus of up to 17,239,577 shares of the Company’s Common Stock. The selling security holders may sell their shares of Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of the Company’s Common Stock by the selling security holders. As of June 14, 2010, 41,459,373 shares of the Company’s Common Stock are outstanding.

RISK FACTORS

The following summarizes material risks relating to our business that you should carefully consider. The risks described below are not the only risks that we face. If any of the following risks actually occur, they would likely harm our business, financial condition, and results of operations.

RISK FACTORS RELATED TO THE BUSINESS

Our business is at an early stage of growth and we may not be able to develop the customer base necessary for success.

Our business is still at an early stage of growth. We are still in the early stages of hiring and training our sales force and work force, and identifying and building customer relationships for the services that we expect to offer. We may not be able to achieve our development goals in an efficient manner, or at all, which could have a material adverse effect on our business, financial condition or results of operations in the future.

We have a limited operating history.

The Company currently has a limited operating history. The Company will have to carry out its business plan and generate significant revenues to achieve and sustain profitability in the future. Achieving and maintaining profitability is dependent upon certain factors which are outside of the Company’s control, including changes in business conditions, competition, and changes in applicable regulations.

If we fail to achieve effectiveness of the Amended Reduct License Agreement and if we fail to satisfy our obligations thereunder, we may lose the rights to the key technology on which our business depends.

Our business depends largely on patent pending Smart Probe™ technology that we license from Reduct, the developer of the technology. Currently, we are the exclusive licensee of the Smart Probe™ technology in North America, South America, and Australia pursuant to the Original Reduct License Agreement. We have failed to satisfy certain payment and other obligations under the Original Reduct License Agreement.

On December 15, 2009, we entered into the Amended Reduct License Agreement which became effective and superseded the Original Reduct License Agreement upon the Company’s second installment payment of $2,450,000 for the purchase of SmartProbe™ equipment on April 30, 2010. The Company made its first installment payment of $2,500,000 toward the Advance Payment in March, 2010.

In addition, now that the Amended Reduct License Agreement has become effective, we are obligated to make various payments and minimum purchases under the Amended Reduct License Agreement in order to satisfy our obligations thereunder. Under the Amended Reduct License Agreement, the Company must make a license payment of $3,000,000 by December 15, 2010. In addition, the Company must make minimum purchases totaling $6,000,000, $11,750,000, and $6,612,500 in 2010, 2011, and 2012, respectively. If the Amended Reduct License Agreement is renewed, this minimum purchase requirement will increase by 15% annually over the prior year beginning in 2013. If we fail to make any of these payments or if Reduct believes that we have failed to meet any of our other obligations under the Amended Reduct License Agreement, Reduct could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and potentially, a loss of our exclusive license rights. During the period of any such litigation, our ability to carry out the development of client relationships and provide pipeline management services could be significantly and adversely affected.

Our independent auditor has expressed doubts about our ability to continue as a going concern.

Our Company has incurred net losses since inception. Our operations and capital requirements have been funded by sales of our common stock and advances from our chief executive officer. At December 31, 2009, our current liabilities exceed our current assets by $3,862,583. Those factors as well as our commitments under the Original Reduct License Agreement and the Amended Reduct License Agreement create uncertainty about our ability to continue as a going concern.

We may not be able to protect our proprietary technology from infringement.

Our business development will depend on a combination of patents, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights. To the extent that we license intellectual property from third parties, we will also have to rely in part on their measures to protect our intellectual property rights. However, these measures may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe on our intellectual property rights because of acts or omissions of the licensee. We cannot assure you that any of our competitors will not independently develop equivalent or superior know-how, trade secrets or proprietary processes. If we are unable to maintain the proprietary nature of our technologies, our expected profit margins could be reduced as competitors imitating our products could compete aggressively against us in the pricing of certain products and our business, financial condition and results of operations may be materially adversely affected.

In addition, several of our business markets and customers are expected to be located outside of the United States. The laws protecting intellectual property in some countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property.

We may have difficulty meeting our future capital requirements.

Since our inception, the Company’s activities have largely consisted of organizational and financing activities. We will need to obtain significant capital resources from sources including equity/debt financings in order to profitably grow our business. Additional financing through strategic collaborations, public or private equity financings or other financing sources may not be available on favorable terms, or at all. Additional equity financing could result in significant dilution to our shareholders. Further, if additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish some of our rights with respect to our technologies. If sufficient capital is not available we may be required to reduce our workforce, reduce the scope of our marketing efforts, and/or customer service, any of which could have a material adverse impact on our financial condition or business prospects.

We must adapt to technological advances in the pipeline services industry.

We compete in an industry that has seen the development of increasingly advanced technology to deliver state-of-the-art pipeline management service solutions to a variety of end-users. Our success may depend on our ability to adapt to technological changes in the industry. If we are unable to adapt to technological change, timely develop and introduce new products, or enhance existing products in response to changing market conditions or customer requirements or demands, our business and results of operations could be materially and adversely affected. We cannot assure you that we will be able to replace outdated technologies, replace them as quickly as our competitors or develop and market new and better products in the future.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensor or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve these conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. This litigation could be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

Loss of key individuals could disrupt our operations and harm our business.

Our success depends, in part, on the efforts of certain key individuals, including the members of our senior management team. The loss of the services of any of our key employees could disrupt our operations and have a material adverse effect on our business.

Changes and fluctuations in government spending priorities could materially affect our future revenue and growth prospects.

Our primary customers, which comprise a substantial portion of our revenue and backlog, include agencies of the U.S. federal government and state and local governments and agencies that depend on funding or partial funding provided by the U.S. federal government. Consequently, any significant changes and fluctuations in the government’s spending priorities as a result of policy changes or economic downturns may directly affect our future revenue streams. Legislatures may appropriate funds for a given project on a year by year basis, even though the project may take more than one year to perform. As a result, at the beginning of a project, the related contract may only be partially funded, and additional funding is committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, rising raw material costs, delays associated with a lack of a sufficient number of government staff to oversee contracts, budget constraints, the timing and amount of tax receipts, and the overall level of government expenditures. Additionally, reduced spending by the U.S. government may create competitive pressure within our industry which could result in lower revenues and margins in the future.

Unpredictable economic cycles or uncertain demand for our pipeline data management capabilities and related services could cause our revenues to fluctuate or contribute to delays or the inability of customers to pay our fees.

Demand for our pipeline data management and other services are affected by the general level of economic activity in the markets in which we operate, both in the U.S. and internationally. Our customers, particularly our private sector customers, and the markets in which we compete to provide services are likely to experience periods of economic decline from time to time. Adverse economic conditions may decrease our customers’ willingness to make capital expenditures or otherwise reduce their spending to purchase services, which could result in diminished revenues and margins for our business. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could result in us accepting contractual terms that are less favorable to us than we might be able to negotiate under other circumstances. Changes in our mix of services or a less favorable contracting environment may cause our revenues and margins to decline. Moreover, our customers may experience difficult business climates from time to time and could delay or fail to pay our fees as a result.

Our ability to recruit, train and retain professional personnel of the highest quality is a competitive necessity. Our future inability to do so would adversely affect our competitiveness.

Our contract obligations in our pipeline data management markets are performed by our staff of well qualified engineers, technical professionals and management personnel. A shortage of qualified technical professionals currently exists in the engineering industry in the U.S. Our future growth potential requires the effective recruiting, training and retention of these employees. Our inability to retain these well qualified personnel and recruit additional well qualified personnel would adversely affect our business performance and limit our ability to perform new contracts.

If we are unable to accurately estimate and control our contract costs, then we may incur losses on our contracts, which could decrease our operating margins and significantly reduce or eliminate our profits.

It is important for us to control our contract costs so that we can maintain positive operating margins. Under our fixed price contracts, we receive a fixed price regardless of what our actual costs will be. Consequently, we realize a profit on fixed price contracts only if we control our costs and prevent cost overruns on those contracts. Under our time-and-materials contracts, we are paid for labor and equipment at negotiated hourly billing rates and for other expenses. Profitability on our contracts is driven by billable headcount and our ability to manage costs. Under each type of contract, if we are unable to control costs, we may incur losses on our contracts, which could decrease our operating margins and significantly reduce or eliminate our profits.

Due to the nature of the work we perform to complete pipeline data management contracts, we are subject to potential liability claims and contract disputes.

Our pipeline data management contracts often involve projects where design, construction, system failures or accidents could result in substantially large or punitive damages for which we could have liability. Our operations can involve professional judgments regarding the planning, design, development, construction, operations and management of facilities and public infrastructure projects. Although we are adopting a range of insurance, risk management safety and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

We may also experience a delay or withholding of payments for services due to performance disputes. If we are unable to resolve these disputes and collect these payments, we would incur profit reductions and reduced cash flows.

If we miss a required performance standard, fail to timely complete, or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may reduce or eliminate our overall profitability.

We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, changes in the project scope of services requested by the clients or labor or other disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates or, in some cases, we could incur a loss on a project, which may reduce or eliminate our overall profitability.

We are subject to procurement laws and regulations associated with our government contracts. If we do not comply with these laws and regulations, we may be prohibited from completing our existing government contracts or suspended from government contracting and subcontracting for some period of time.

Our compliance with the laws and regulations relating to the procurement, administration and performance of our government contracts is dependent upon our ability to ensure that we properly design and execute compliant procedures. Our termination from any larger government contracts or suspension from future government contracts for any reason would result in material declines in expected revenue. Because U.S. federal laws permit government agencies to terminate a contract for convenience, the U.S. federal government may terminate or decide not to renew our contracts with little or no prior notice.

We are subject to routine U.S. federal, state and local government audits related to our government contracts. If audit findings are unfavorable, we could experience a reduction in our profitability.

Our government contracts are subject to audit. These audits may result in the determination that certain costs claimed as reimbursable are not allowable or have not been properly allocated to government contracts according to federal government regulations. We are subject to audits for several years after payments for services have been received. Based on these audits, government entities may adjust or seek reimbursement for previously-paid amounts.

Our potential involvement in partnerships, ventures and the use of subcontractors may expose us to additional legal and market reputation damages.

Our methods of delivery may include the use of partnerships, subcontractors, joint ventures and other ventures. If our partners or subcontractors fail to satisfactorily perform their obligations as a result of financial or other difficulties, we may be unable to adequately perform or deliver our contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. Additionally, we may be exposed to claims for damages that are a result of a partner’s or subcontractor’s performance. We could also suffer contract termination and damage to our reputation as a result of a partner’s or subcontractor’s performance.

We are engaged in highly competitive markets that pose challenges to continued revenue growth.

Our business is characterized by competition for contracts within the government and private sectors in which service contracts are often awarded through competitive bidding processes. We compete with a large number of other service providers who offer the principal services that we offer. In this competitive environment, we must provide technical proficiency, quality of service and experience to ensure future contract awards and revenue and profit growth.

We use the percentage-of-completion method of accounting for many of our projects. This method may result in volatility in stated revenues and profits.

Our revenues and profits for many of our contracts are recognized ratably as those contracts are performed. This rate is based primarily on the proportion of labor costs incurred to date to total labor costs projected to be incurred for the entire project. This method of accounting requires us to calculate revenues and profit to be recognized in each reporting period for each project based on our predictions of future outcomes, including our estimates of the total cost to complete the project, project schedule and completion date, the percentage of the project that is completed and the amounts of any probable unapproved change orders. Our failure to accurately estimate these often subjective factors could result in reduced profits or losses for certain contracts.

RISK FACTORS RELATED TO COMMON STOCK

An additional number of the Company’s Shares of common stock are likely to become freely tradable.

Approximately 5,090,019 shares of the Company’s common stock are currently freely tradable on the Over The Counter Bulletin Board where the Company’s common stock trades. 17,239,577 shares of the Company’s common stock are registered under this registration statement which the Company intends to cause it to be effective. Of the remaining outstanding shares, as of the date of this prospectus and registration statement, some or all of such shares may be eligible for resale under Rule 144.

Additional shares of the Company’s common stock may be eligible to be sold pursuant to Section 144 of the Securities Act depending on (i) certain conditions relating to the Company or the shares themselves, including whether, among other things, (A) the Company is subject to Section 13 or 15(d) of the Securities Exchange Act

of 1934, as amended (the “Exchange Act”), (i) the Company has filed all required Exchange Act reports and material during the preceding twelve months, and (ii) at least one year has elapsed from the time the Company filed with the US Securities and Exchange Commission (the “Commission”) “Form 10 information” reflecting that it is not a shell company and (B) certain conditions relating to the investors who hold such shares, including, among other things, (i) the period for which such investors held such shares and (ii) such investor’s relationship with the Company.

We cannot predict the effect, if any, that the ability to sell additional shares of the Company’s common stock to the public will have on the prevailing market price of the Company’s common stock from time to time. Nevertheless, if a significant number of shares of the Company’s common stock are sold in the public market, or if people believe that such sales may occur, the prevailing market price of our common stock could decline and could impair our future ability to raise capital through the sale of our equity securities.

There is the possibility of future dilution.

There is the possibility that the Company may still require further capital investment. The Company’s Board of Directors will evaluate the need for and oversee the sourcing of future capital for the Company. There is the possibility that such additional sources of financing may result in dilution in the value of the Company’s common stock.

The directors and officers of the Company may have certain personal interests that may affect the Company.

A small group of directors, executive officers, principal shareholders and affiliated entities will beneficially own, in the aggregate, approximately 45% of the Company’s outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over and/or control the election of the Board of Directors and the outcome of issues requiring approval by the Company’s shareholders. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company that may be favored by other shareholders. This could prevent transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

The market price of the Company’s shares of common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	developments in the pipeline management services industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might be worse if the trading volume of our common stock is low. We have not paid, and do not expect to pay, any cash dividends on our common stock as any earnings generated from future operations will be used to finance our operations and as a result, investors will not realize any income from an investment in our common stock until and unless their shares are sold at a profit.

Trading of our common stock is limited and trading restrictions imposed on us by regulatory authorities may further reduce our trading, making it difficult for our shareholders to sell their shares.

Trading of our common stock is currently conducted on the Over The Counter Bulletin Board. The liquidity of our common stock is limited by, among other things, the number of shares that can be bought and sold at a given price, and may also be adversely affected by delays in the timing of transactions and the reduction of coverage by security analysts and the media, if at all. Currently, there are approximately 200 holders of record of our common stock. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the American Stock Exchange, the Nasdaq Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Commission. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to purchase the penny stock. Broker-dealers must also provide customers who hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports. A failure to provide effective internal controls may present opportunities for fraud and erroneous reporting of financial reports and operating results. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Beginning with our annual report for the fiscal year ended December 31, 2010, our independent registered public accounting firm must perform an audit of our internal control over financial reporting. During the course of our testing, we may identify deficiencies and weaknesses which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal control structure, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Disclosing significant deficiencies or material weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the Commission and rules promulgated by the American Stock Exchange, the other national securities exchanges and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

The statements set forth under the captions “Business,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” and “Risk Factors,” and other statements included elsewhere in this prospectus and registration statement, which are not historical, constitute “Forward Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies for the future. When used in this report, the terms “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to our business or our subsidiaries or our management, are intended to identify Forward-Looking Statements. We intend that all Forward-Looking Statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These Forward-Looking Statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-Looking Statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Our business involves various risks, including, but not limited to, our ability to implement our business strategies as planned in a timely manner or at all; our lack of operating history; our ability to protect our proprietary technologies; our ability to obtain financing sufficient to meet our capital needs; and our inability to use historical financial data to evaluate our financial performance. See “Risk Factors” beginning on page 3.

USE OF PROCEEDS

All shares of our Common Stock offered by this prospectus are being registered for the account of the selling security holders. The Company will not receive any proceeds from the sale of the shares of our Common Stock by the selling security holders.

DIVIDEND POLICY

The Company has not paid any cash dividends on its common equity in the last two fiscal years, and does not plan to do so as any earnings generated from future operations will be used to finance our operations. The only restrictions that limit the ability to pay dividends on common equity are those restrictions imposed by law. Under Nevada corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

MARKET FOR OUR COMMON STOCK

The selling security holders may sell all or a portion of their shares on the Over The Counter Bulletin Board (“OTC BB”) at prices prevailing at the time of sale, or related to the market price at the time of sale, or they may otherwise sell their shares at negotiated prices. We cannot determine what the actual offering price will be at the time of sale.

Shares of our common stock had previously been quoted on the OTC BB under the listing symbol “KKRI” and had only been traded on a very limited and sporadic basis. As of April 28, 2008, our listing symbol has been changed to “GSPH” in conjunction with our name change. The last reported sales price per share of the Company’s common stock as reported on the OTC BB on June 14, 2010 was $0.98.

The following sets forth high and low bid price quotations for each calendar quarter during the last two fiscal years that trading occurred or quotations were available. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High	Low
March 31, 2010	$6.25	$1.10
December 31, 2009	$1.70	$0.50
September 30, 2009	$1.15	$0.35
June 30, 2009	$1.80	$0.30
March 31, 2009	$2.05	$2.05
December 31, 2008	$2.50	$1.75
September 30, 2008	$3.85	$2.00
June 30, 2008	$10.20	$2.00
March 31, 2008	$3.87	$3.69
December 31, 2007	$1.14	$1.14

NUMBER OF SHAREHOLDERS

As of June 14, 2010, there were approximately 200 holders of record of the Company’s common stock.

DILUTION

The Company’s Common Stock to be sold by the selling security holders is Common Stock that is already issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) together with our financial statements and the related notes thereto appearing elsewhere in this prospectus and registration statement.

Some of the information contained in this MD&A or set forth elsewhere in this prospectus and registration statement, including information with respect to our plans and strategy for our business and related financing, includes Forward-Looking Statements that involve risks and uncertainties. See “FORWARD LOOKING STATEMENTS” above. In addition, you should read the “Risk Factors” section of this prospectus and registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the Forward-Looking Statements contained in the following discussion and analysis.

Overview

We are an emerging pipeline management service company that is focused on developing and producing innovative technologies and services which offer technically advanced solutions for managing pipeline infrastructure assets. Our strategy is to combine innovative pipeline data acquisition with professional data management and technically superior pipeline field services to build strong client relationships in the pipeline service industry. We believe that our multi-disciplined team, consisting of construction professionals, engineers and Geographic Information System (“GIS”) and IT specialists, project managers, estimators and field technicians can be mobilized quickly and efficiently for any project. Our field service professionals are available to provide economic data collection and mapping solutions to municipalities, utilities, engineering companies, contractors, pipeline operators, government agencies, industrial concerns and military facilities worldwide.

Liquidity and Capital Resources

At March 31, 2010, we had current assets of $5,022,664, and current liabilities of $4,682,687.

Our business depends largely on patent pending SmartProbe™ technology that we license from Reduct, the developer of the technology. Currently, we are the exclusive licensee of the SmartProbe™ technology in North America, South America, and Australia pursuant to the Amended Reduct License Agreement that we entered into on December 15, 2009, which became effective on April 30, 2010.

The Amended Reduct License Agreement became effective upon the Company’s second installment payment of $2,450,000 for the purchase of SmartProbe™ equipment on April 30, 2010 which, together with the Company’s first installment payment of $2,500,000 in March, 2010, fulfils the Company’s obligation to make the $4,950,000 Advance Payment previously due by April 30, 2010.

In addition, now that the Amended Reduct License Agreement has become effective, we are obligated to make various payments and minimum purchases under the Amended Reduct License Agreement in order to satisfy our obligations thereunder. Under the Amended Reduct License Agreement, the Company must make a license payment of $3,000,000 by December 15, 2010. In addition, the Company must make minimum purchases totaling $6,000,000, $11,750,000, and $6,612,500 in 2010, 2011, and 2012, respectively. If the Amended Reduct License Agreement is renewed, this minimum purchase requirement will increase by 15% annually over the prior year beginning in 2013. If we fail to make any of these payments or if Reduct believes that we have failed to meet any of our other obligations under the Amended Reduct License Agreement, Reduct could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and potentially, a loss of our exclusive license rights. During the period of any such litigation, our ability to carry out the development of client relationships and provide pipeline management services could be significantly and adversely affected.

Our Company has incurred net losses since inception. Our operations and capital requirements have been funded by sales of our common stock and advances from our chief executive officer. At December 31, 2009 current liabilities exceeded current assets by $3,862,583. Those factors as well as our commitments under the Amended Reduct License Agreement raise doubts about our ability to continue as a going concern.

Management is continuing efforts to secure funds through financing and operations. The Company retained Convertible Capital as its financial advisor, and in March 2010, entered into a Strategic Advisory Agreement with Ridge Global, LLC (“Ridge”) and Pace Global Energy Services, LLC, (“Pace”) pursuant to which Pace and Ridge agreed to provide strategic advisory services to the Company, including assisting the Company and Convertible Capital in raising capital and assisting the Company in its business development efforts. The Company closed financing through sales of convertible preferred stock and common stock in the aggregate amount of $6.2 million in 2009, including conversion of $2.0 million of indebtedness to our chief executive officer into common stock, and conversion of approximately $105,000 of other debt into common stock, and common stock issued for services totaling approximately $215,000. In March and April, 2010, the Company completed a sale of common stock with an aggregate sale price of approximately $9.7 million, including the conversion of $1.0 million of indebtedness to our chief executive officer into common stock. The proceeds of the stock offering will be used to fund general working capital needs.

Furthermore, the Company is expanding into new marketing and sales channels. The Company has entered into the utility locating market, has entered into a joint marketing agreement with a strategic partner, and is exploring relationships with additional strategic partners to increase capital from operations. The Company has begun to market probes to third-parties to meet our minimum purchase requirements under the Amended Reduct License Agreement moving forward. The Company is also investigating diversifying operations by identifying potential acquisitions of technology to supplement the Reduct Smart Probe™ technology.

We believe that our actions and planned actions will enable us to finance our operations beyond December 31, 2010.

Results of Operations for the Three Months Ended March 31, 2010

Sales were $917,966 for the three months ended March 31, 2010, compared to $70,193 for the three months ended March 31, 2009. Cost of sales was $719,837 for the three months ended March 31, 2010, compared to $107,057 for the three months ended March 31, 2009. Our sales and cost of sales increased in 2010 due to improved economic conditions and the commencement of our utility locating business. We expect sales and cost of sales to fluctuate as our business reaches maturity.

Selling, general and administrative (“SG&A”) expenses include all costs that are not directly associated with our revenue-generating activities. SG&A expenses include payroll costs for sales, administrative, and technical personnel, sales and marketing costs, corporate costs, and facilities costs. SG&A expenses were $1,547,123 for the three months ended March 31, 2010, compared to $914,512 for the three months ended March 31, 2009. The increase in SG&A costs for the three months ended March 31, 2010 compared to the three months ended March 31, 2009 was due to increased expenses resulting from the expansion of our sales and administrative staff and facilities in 2010, and increased professional fees due to increased legal, financial advisory, government relations, and investor relations fees. In addition, we incurred a fee of $100,000 associated with an extension of payments due under the Amended Reduct License Agreement. These increases in SG&A expenses were partially offset by a reduction in marketing costs associated with an advertising campaign in 2009.

Other income and expenses include interest income, interest expense, and non-business income and expenses. Other income and expense for the three months ended March 31, 2010 was a net expense of $42,422, which included interest income of $7,950, and interest expense of $50,372. Other income and expense for the three months ended March 31, 2009 was a net expense of $37,715, which included interest income of $7,448, interest expense of $46,446, and other income of $1,283. The increase in interest expense in 2010 is due to interest on capital leases, partially offset by a reduction in interest on notes payable to stockholders, due to the conversion of notes payable to stockholders to common stock.

We had no net benefit from income taxes, as our deferred tax benefit was completely offset by a valuation allowance due to the uncertainty of realization of the benefit.

Results of Operations for the Year Ended December 31, 2009

Sales were $825,669 for the year ended December 31, 2009, compared to $1,567,575 for the year ended December 31, 2008. Cost of sales was $929,722 for the year ended December 31, 2009, compared to $673,397 for the year ended December 31, 2008. Our sales declined due to economic conditions in 2009. Cost of sales increased in 2009 as our fixed costs of sales increased due to expansion of our operations. We expect sales and cost of sales to fluctuate as our business reaches maturity.

Selling, general and administrative (“SG&A”) expenses include all costs that are not directly associated with our revenue-generating activities. SG&A expenses include payroll costs for sales, administrative, and technical personnel, sales and marketing costs, corporate costs, and facilities costs. SG&A expenses were $7,510,950 for the year ended December 31, 2009, compared to $5,338,285 for the year ended December 31, 2008. The increase was primarily due to expenses of $3.1 million incurred in connection with the adoption of the Amended Reduct License Agreement in 2009. In 2008, the Company incurred expenses of $1.2 million related to amendments to the Original Reduct License Agreement. SG&A expenses also increased in 2009 due to the expansion of our sales and administrative staff and marketing costs associated with a marketing campaign in 2009. These increases in expenses were partially offset by decreases in legal, accounting, and other expenses due to expenses incurred in 2008 related to the acquisition of Kayenta Kreations, Inc., legal, accounting and other expenses related to other potential acquisitions, and legal expenses related to the filing of a registration statement under the Securities Act of 1933, as amended, for a portion of our shares. In addition, we incurred expense in 2008 related to Amendment No. 3 to the original Reduct License Agreement. SG&A expenses were $1,214,087 and $3,175,895 for the three and nine months ended September 30, 2009, respectively, compared to $1,009,713 and $3,235,349 for the three and nine months ended September 30, 2008, respectively. The increase in SG&A costs for the three months ended September 30, 2009 compared to the nine months ended September 30, 2008 were primarily due to legal, accounting and other expenses incurred in 2008 related to the acquisition of Kayenta and the subsequent filing of a Registration Statement under the Securities Act of 1933, as amended, for a portion of our shares. This decrease in expense was partially offset by increased expenses resulting from the expansion of our sales and administrative staff and facilities in 2009, and marketing costs associated with an advertising campaign in 2009.

Other income and expenses include interest income, interest expense, non-business income and expenses, and gains or losses on foreign currency exchange. Other income and expense was net expense of $182,973 for the year ended December 31, 2009, compared to a net expense of $74,895 for the year ended December 31, 2008. Included in other income and expense during the year ended December 31, 2009 was interest income of $30,374, interest expense of $214,680, and other income of $1,333. During the year ended December 31, 2008, other income and expense included interest income of $21,244, interest expense of $59,788, other income of $171, and a loss on foreign currency exchange of $36,522. The increase in interest expense in 2009 is due to the increase in notes payable to stockholders and capital lease liabilities. The decrease in losses on foreign currency exchange from 2008 to 2009 is because the Company had no liabilities to be settled in foreign currency in 2009.

We had no net benefit from income taxes, as our deferred tax benefit was completely offset by a valuation allowance due to the uncertainty of realization of the benefit.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of March 31, 2010.

Application of Critical Accounting Policies

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions which, in our opinion, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

Impairment Assessment of Intangible Assets. Intangible assets consist of exclusive license rights to the patent pending DuctRunner Smart Probe™ technology. We licensed the technology under the Exclusive License and Distribution Agreement dated August 3, 2006 (the “Original Reduct License Agreement”). On December 15, 2009, we entered into the Amended Reduct License Agreement, which restructured the payment obligations and other terms of the Original Reduct License Agreement. The Amended Reduct License Agreement became effective on April 30, 2010. The Amended Reduct License Agreement provides us with exclusive control rights to the DuctRunner Smart Probe™ technology throughout the continents of North America, South America, and Australia. We recorded an intangible asset of $1,367,000 upon use of the license under the Original Reduct License Agreement. In addition to the license fees, we are required to make minimum purchases of Smart Probes™. If we are unable to satisfy minimum purchase requirements required pursuant to the Amended Reduct License Agreement, Reduct may terminate the license agreement, and our investment in the license rights would be impaired.

Under the Original Reduct License Agreement, the license rights had an indefinite useful life. Accordingly, the license rights were not amortized under accounting principles generally accepted in the United States of America. Upon the execution of the Amended Reduct License Agreement on December 15, 2009, we determined that the license rights have a finite life. We estimate the useful life of the license rights under the Amended Reduct License Agreement to be twelve years. Accordingly, we are amortizing the investment in the license rights over a twelve-year period beginning January 1, 2010. We test the carrying value of the license rights annually for impairment, and review their useful life. Should the license rights be determined to be impaired, the value of the asset will be written down, and a loss recognized in the period in which the asset’s recorded value exceeds its fair value. In our test for impairment, we determine the fair value of the license rights based on a five-year projection of future cash flows, which is updated annually based on management’s projections.

Estimated Costs to Complete Fixed-Price Contracts. We record revenues for fixed-price contracts under the percentage-of-completion method of accounting, whereby revenues are recognized ratably as those contracts are completed. This rate is based primarily on the proportion of contract costs incurred to date to total contract costs projected to be incurred for the entire project, or the proportion of measurable output completed to date to total output anticipated for the entire project. We review our estimates of costs to complete each contract quarterly, and make adjustments if necessary. At March 31, 2010, we do not believe that material changes to contract cost estimates at completion for any of our open contracts are reasonably likely to occur.

Realization of Deferred Income Tax Assets. We provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between financial reporting and tax accounting methods and any available operating loss or tax credit carryovers. At March 31, 2010, we had a deferred tax asset resulting principally from our net operating loss deduction carryforward available for tax purposes in future years. This deferred tax asset is completely offset by a valuation allowance due to the uncertainty of realization. We evaluate the necessity of the valuation allowance quarterly.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk—Interest rate risk refers to fluctuations in the value of a security resulting from changes in the general level of interest rates. We do not have significant short-term investments. Accordingly, we believe that we do not have a material interest rate exposure.

Foreign Currency Risk—Our functional currency is the United States dollar. Some of our business transactions are denominated in foreign currencies. At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured and recorded in United States dollars using the exchange rate in effect at that time. At each balance sheet date, balances that will be settled in foreign currencies are adjusted to reflect the current exchange rate. Any gain or loss resulting from changes in foreign currency exchange rates is included in net income in the period in which the exchange rate changes.

Under the Original Reduct License Agreement, most of our transactions with Reduct were denominated in Euros. Under the Amended Reduct License Agreement, most future transactions with Reduct will be denominated in United States dollars. At March 31, 2010, other than the existing obligations under the Original Reduct License Agreement, which were superseded by the Amended Reduct License Agreement upon its effectiveness on April 30, 2010, we had no liabilities denominated in Euros.

Commodity Price Risk—Based on the nature of our business, we have no direct exposure to commodity price risk.

OUR BUSINESS

Merger

On March 25, 2008, Parent, a Nevada corporation, Kayenta Subsidiary Corp., a Delaware corporation (the “Merger Subsidiary”), Thomas Kimble, an individual stockholder of Parent and a selling security holder (the “Parent Stockholder”) and GMSI, a Delaware corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provided, upon the satisfaction of certain conditions set forth in the Merger Agreement, that the Merger Subsidiary would merge with and into GMSI and GMSI would become the surviving corporation of the Merger. Those conditions were satisfied and the Merger occurred on April 25, 2008.

Material Terms and Conditions of the Merger Agreement

Pursuant to the terms of the Merger Agreement, Parent agreed to effect a 2.8 to 1 forward stock split of its common stock, resulting in 3,685,618 outstanding Parent Shares. The Forward Split was effected on April 25, 2008. Pursuant to the terms of the Merger Agreement and at the effective time of the Merger, the issued and outstanding shares of GMSI were converted into an aggregate of 20,074,188 shares of the Company’s Common Stock via each GMSI Share issued and outstanding immediately prior to the Effective Time (other than GMSI Shares held in its treasury) on the basis of one Parent Share for each GMSI Share without any action on the part of the holders thereof, and Parent now owns 100% of the outstanding shares of GMSI.

All outstanding options to purchase GMSI Shares, warrants or similar outstanding GMSI securities were likewise converted to like securities of Parent. In addition, each GMSI Share converted into the Merger Consideration was no longer outstanding and was automatically canceled and retired and ceased to exist. Such shares were surrendered and became owned of record and beneficially by Parent. In connection with the Merger, Parent changed its name from Kayenta Kreations, Inc. to Geospatial Holdings, Inc. As of April 28, 2008, the Company has changed its listing symbol on the OTC BB from “KKRI” to “GSPH”.

Pursuant to the terms of the Merger Agreement, the GMSI shareholders owned 84.49 percent of the 23,759,806 issued and outstanding shares of the Company’s Common Stock following the Merger. In addition, the Merger Agreement contains a covenant that the Company will not effectuate any reverse stock split of the Company’s Common Stock for a period of two years from the Effective Time without the consent of the Parent Stockholder. The Merger Agreement also provides that the Company will file this prospectus and registration statement with the Commission covering the resale of all shares of the selling security holders.

Changes Resulting from the Merger

As a result of the Merger, GMSI became the Company’s wholly-owned subsidiary and the Company ceased being a shell company as that term is defined in Rule 12b-2 of the Exchange Act. The Company intends to carry on GMSI’s business.

Accounting Treatment

The Merger is being accounted for as a “reverse merger,” because as a result of the Merger the shareholders of GMSI now own a majority of the outstanding shares of the Company’s Common Stock. GMSI is deemed to be the acquiror in the Merger for accounting purposes. As a result of the Merger, there was a change in control of the Registrant. However, Registrant will continue to be a “smaller reporting company” as defined in Item 10(f) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”).

Election to Board of Directors; Appointment of Officers

In connection with the Merger, Mark A. Smith was appointed to serve as Chairman of the Board of Directors and Chief Executive Officer of the Company and Linda M. Ward was appointed to serve as the Company’s Executive Vice President of Business Development. Subsequently the Company also added David

Vosbein as President and a Director and Thomas R. Oxenreiter as Chief Financial Officer, Secretary and a Director. On March 2, 2010, Thomas J. Ridge and Timothy F. Sutherland were appointed as Directors. On April 16, 2010, Mr. Vosbein resigned as President and Director. Additionally, Brenda White, the sole member of the Board of Directors of Parent, resigned. Pursuant to the Merger Agreement, the Company’s stockholders have approved an employee benefit stock option plan.

Company Overview

The Registrant (formerly known as Kayenta Kreations, Inc.) was incorporated on December 26, 1995 in the state of Nevada. Geospatial Mapping Systems, Inc. (“GMSI”) was incorporated on May 26, 2006 in the State of Delaware. On April 25, 2008, the Registrant merged with GMSI to form Geospatial Holdings, Inc. (“we” or the “Company”). Upon completion of the merger, the Company adopted the business of GMSI, and GMSI became the Company’s wholly-owned subsidiary and operating unit.

On May 5, 2008, the Company created Geospatial Pipeline Services, LLC, a wholly-owned subsidiary that operates in the business of pipeline field services. On October 16, 2009, we acquired Utility Services and Consulting Corporation, a newly-formed company that operates in the business of locating underground utility conduits.

General Development of the Business

We are an emerging pipeline management service company that is focused on developing and producing innovative technologies and services which offer technically advanced solutions for managing pipeline infrastructure assets. Our strategy is to combine innovative pipeline data acquisition and mapping technology with professional data management and technically superior pipeline field services to build strong client relationships in the pipeline service industry. We believe that by building a multi-disciplined team, consisting of construction professionals, engineers and Geographic Information System (“GIS”) and IT specialists, project managers, estimators and field technicians, we can mobilize quickly and efficiently for any project. Our field service professionals are available to provide economic data collection and mapping solutions to municipalities, utilities, engineering companies, contractors, pipeline operators, government agencies, industrial concerns and military facilities worldwide.

We believe that owners and operators of the world’s pipeline infrastructure are faced with competitive pressures and regulatory constraints which are requiring them to manage their pipeline assets in a more efficient and responsible manner. We expect to provide innovative, proprietary technologies and services which offer technically enhanced solutions to municipalities, utilities, and oil and gas pipeline operators in the United States and abroad for managing pipeline infrastructure assets.

We are the exclusive licensee of the proprietary Smart Probe™ technology throughout North America, South America and Australia and, as a result, we believe we are uniquely positioned to emerge as a global leader in the use of technology to gather, manage and evaluate pipeline infrastructure data. In addition to our Smart Probe™ technology, our professional field services personnel provide related pipeline services such as our “non-destructive excavation” technologies which allow us to excavate and expose underground utilities of all types without the potential danger of damaging the pipeline or surrounding utilities, pipeline video inspection, pipeline cleaning and post inspection pipeline evaluation. We intend to leverage our exclusive technology and our customer service in order to grow into a global leader in pipeline data acquisition and management.

Proprietary Technology

Our Smart Probe™ technology provides accurate X, Y and Z axes centerline mapping of pipeline infrastructure and seamlessly integrates open format data into three dimensional GIS or Computer Aided Design (“CAD”) databases. GIS is a collection of computer hardware, software, and geographic data for capturing, managing, analyzing, and displaying all forms of geographically referenced information.

Using the Smart Probe™ technology, our mapping surveys measure and map pipelines in three dimensions and produce a precise depiction of its plan view and profile. Multiple gyroscopic inertial measurement units (“IMUs”) within the Smart Probe™ measure 800 angular and linear velocity changes per second in the X, Y and Z axes as the unit moves through the pipeline. Our Smart Probe™ can map most pipelines with a high degree of positional accuracy by establishing reference points with known geographical coordinates and Global Positioning System (“GPS”) data at the start and end of the run, and on very long runs at known intervals between the two. In addition to the unique technological mapping advances of this technology, the Smart Probe™ can function un-tethered to any communication cable because all data will be stored within the unit. This feature provides for greater flexibility in data imaging because there are no depth limitations associated with the Smart Probe TM . Data acquired and stored within the unit can be uploaded onto a laptop computer or PC and immediately viewed and evaluated in the field. At this stage, digital “plan and profile” sectional drawings of the pipeline surveyed can be produced, overlaid onto an existing plan view of the site and printed immediately in the field. Alternatively, this digital data can be transferred via the internet to any location in the world where it can be evaluated by associated decision makers or stored and entered into the appropriate GIS/CAD database by the program administrator for future reference and use.

License and Distribution Agreements

In August 2006, GMSI entered into an exclusive and perpetual agreement to license the patent pending Smart Probe™ technology from Reduct NV, a Belgian company (“Reduct”) and the developer of the technology (as amended from time to time, the “Original Reduct License Agreement”). The Original Reduct License Agreement granted the Company exclusive control over the rights to the Smart Probe™ technology throughout North America, South America and Australia.

On December 15, 2009, the Company, Reduct, and Delta Networks Ltd., SA (“Delta”), a Luxembourg company and the owner of substantially all of the capital stock of Reduct, entered into the Amended and Restated License and Distribution Agreement (as amended, the “Amended Reduct License Agreement”), which, upon its effectiveness, supersedes and replaces the Original Reduct License Agreement.

The Amended Reduct License Agreement became effective upon the Company’s second installment payment of $2,450,000 for the purchase of SmartProbe™ equipment on April 30, 2010 which, together with the Company’s first installment payment of $2,500,000 in March, 2010, fulfils the Company’s obligation to make the $4,950,000 Advance Payment previously due by April 30, 2010. The Amended Reduct License Agreement has an initial term of three years, and is renewable at the discretion of the Company for successive three-year terms. The Amended Reduct License Agreement restructures the payment and minimum purchase requirements that exist under the Original Reduct License Agreement. Under the Amended Reduct License Agreement, the Company must make a license payment of $3,000,000 by December 15, 2010. In addition, the Company must make minimum quarterly payments totaling $6,000,000, $11,750,000, and $6,612,500 in 2010, 2011, and 2012, respectively. If the Amended Reduct License Agreement is renewed, this minimum purchase requirement will increase by 15% annually over the prior year beginning in 2013.

Pursuant to the Amended Reduct License Agreement, the Company granted to Delta warrants to purchase 3,000,000 shares of the Company’s common stock at $0.50 per share until December 31, 2012, and warrants to purchase 500,000 shares of the Company’s common stock at $0.425 per share until December 31, 2013.

Sales and Marketing Efforts

We intend to establish Regional Technical Sales Managers (“RTSMs”) in various sales regions across the United States, Canada and Australia. Each RTSM will report to the Company’s Executive Vice President of Business Development and be responsible for developing and implementing a sales program which meets our specific targets. As business is developed in each sales region, we expect field technicians to be assigned to work under each RTSM to assist the RTSM in performing pipeline mapping services. The Company will attempt to establish strong strategic partnerships to market the company’s technologies in Mexico, the Caribbean and the balance of Latin America.

To assist the RTSMs in developing their sales regions, we are developing an extensive data base of approximately 30,000 potential customers, which includes municipalities, engineers, GIS consultants, pipeline operators and contractors. We expect to use this potential customer list in order to introduce and promote interest in the relevant markets for our Smart Probe™ proprietary technology. We will engage in direct-sale marketing efforts, whereby we will require that each of our RTSMs establish relationships and schedule group meetings with GIS and utilities managers, engineering companies, major utility companies and major utility contractors within each of their respective sales regions in order to demonstrate the Smart Probe™ technology and its associated benefits. We also will demonstrate the use and functionality of the Smart Probe™ at numerous national and regional trade shows sponsored by related industry groups. In addition, the Company expects each RTSM to generate sales leads through electronic mail marketing.

Fundraising

In an effort to raise capital, the Company has retained Convertible Capital as its financial advisor. Subsequent to December 31, 2009, the Company sold shares of its common stock for an aggregate sale price of approximately $9.7 million, including the conversion of $1,000,000 of indebtedness to our chief executive officer. The proceeds of these fundraising efforts will be used to fund general working capital needs.

Strategic Alliances

On March 2, 2010, the Company entered into a Strategic Advisory Agreement with Ridge Global, LLC (“Ridge”) and Pace Global Energy Services, LLC (“Pace”) pursuant to which Pace and Ridge agreed to provide strategic advisory services to the Company, including assisting the Company and Convertible Capital in raising capital and assisting the Company in its business development efforts. As part of this strategic alliance, Thomas J. Ridge, president and CEO of Ridge, as well as the first Secretary of Homeland Security and former governor of Pennsylvania, and Timothy Sutherland, Chairman and CEO of Pace, agreed to join the Company’s Board of Directors.

Ability to Develop and Protect Patents and Other Intellectual Property

Our success, competitive position, and future revenues, if any, depend in part on our ability, and that of the licensors of our major technology, to obtain and successfully leverage intellectual property rights covering our technology, know-how, methods, processes, and to protect our trade secrets, to prevent others from using our intellectual property, and to operate without infringing the intellectual property of third parties. United States and international patent applications filed by Reduct covering the Smart Probe™ technology are currently pending. The Company has filed three additional United States and international patent applications which are currently pending. Our patent strategy includes obtaining patents, where possible, on methods of manufacture, compositions of matter and methods of use. We also rely on know-how, continuing technological innovation, licensing and partnership opportunities to develop and maintain our competitive position. Lastly, we monitor third parties for activities that may infringe on our intellectual property, as well as the progression of third party patent applications that may cover our products or methods and thus, potentially, interfere with the development of our business.

Customers

To date, we have successfully completed over 50 projects for a varied group of clients including contractors, municipalities, utilities, telecoms, and engineering companies.

Government Contracts

Some of our contracts are with federal and state government entities. These contracts may be subject to various procurement laws and regulations. If we do not comply with these laws and regulations, we may be prohibited from completing our existing government contracts or suspended from government contracting and subcontracting for some period of time. In addition, through our government contracts, we are subject to routine U.S. federal, state and local government audits. If audit findings are unfavorable, we could experience a reduction in our profitability. We are subject to audits for several years after payments for services have been received. Based on these audits, government entities may adjust or seek reimbursement for previously paid amounts.

Competition

Our business is highly competitive with respect to pipeline asset management services. While we believe that our proprietary technologies provide advantages to our clients, we will compete with numerous public and private engineering firms that provide some or all of the services that we provide. Our competitors range from large national and international firms, such as Parsons Brinkerhoff Inc., CH2M Hill Companies, PBS&J, Tetra Tech, Dycom Industries, Inc., Consolidated Utility Services, Inc., URS Corporation and CDM, to a vast number of smaller, more localized firms.

In the energy (oil and gas) industry there are several large, established pipeline service companies that have various types of smart pigging technologies such as GE Pipeline Systems, Tuboscope, Rosen, TD Williams and Enduro. While a few of these companies have pipeline mapping capabilities, they are mainly focused on pipeline condition assessment which requires larger, more sophisticated and more expensive pigging equipment than is required by our Smart Probe™ technology.

The competitive conditions in our business relate to the nature of the contracts being pursued. Public sector contracts, consisting mostly of contracts with federal and state governmental entities, are generally awarded through a competitive process, subject to the contractor’s qualifications and experience. Our business employs cost estimating, scheduling and other techniques for the preparation of these competitive proposals. Private sector contractors compete primarily on the basis of qualifications, quality of performance, available technologies and price of services. Most private and public sector contracts for professional services are awarded on a negotiated basis.

We believe that the principal competitive factors (in the order of importance) in the areas of services we offer are: (i) quality of available technologies, (ii) quality of service, (iii) reputation, (iv) experience, (v) technical proficiency, (vi) local geographic presence, and (vii) cost of service. We believe that we are well-positioned to compete effectively by emphasizing the quality and proprietary nature of our technologies and the quality of services that we offer. We are also dependent upon the availability of staff and our ability to recruit qualified employees. A shortage of qualified technical professionals currently exists in the engineering industry in the United States.

Seasonality

It is possible that our contract revenue and income from operations may be slightly lower for our first fiscal quarter than for the remaining quarters due to the effect of winter weather conditions, particularly in the Mid-Atlantic and Midwest regions of the United States. Our GIS/data management activities should not be as directly impacted by seasonal weather conditions.

Personnel

We believe that our success will greatly depend on our ability to identify, attract and retain capable employees. As of December 31, 2009, we had 60 employees. We believe that our relations with these employees are good. None of our employees are represented by a labor union or otherwise represented under a collective bargaining agreement.

Environmental Compliance

As our services are applicable to a large number of pipeline industry segments, we will be working, in many cases, in and around environmentally-sensitive areas, and with pipeline materials that may require specific environmental training and strict environmental procedures and guidelines. Failure to comply with these federal, state, or local environmental regulations could result in substantial penalties or fines.

The enactment of various federal, state, and local environmental regulations, and variations in federal, state, and local funding for environmental compliance and enforcement of these regulations may have an effect on the capital expenditures of our clients, and thus may affect our ability to generate revenue.

Description of Property

Our headquarters office is located in Sarver, Pennsylvania. This building, which we lease from the Company’s Chairman/CEO, has approximately 3,200 square feet of office space and is used by our corporate and engineering/operations staff. Monthly rent under this lease is $6,500 per month. The lease expired on April 30, 2009, and continues on a month-to-month basis.

We lease a building of approximately 2,800 square feet in Albuquerque, New Mexico for the sales and operations staff of our Utility Services and Consulting Corporation subsidiary. Monthly rent under this lease is $1,870 per month through October 31, 2010, and $1,980 per month thereafter. The lease expires on October 31, 2011.

We believe that the Company’s existing facilities are adequate to meet its business needs for the foreseeable future.

Legal Proceedings

The Company is not a party to any material pending legal proceedings. No such action is contemplated by the Company nor, to the best of its knowledge, has any action been threatened against the Company.

MANAGEMENT

Our directors and executive officers, their ages and positions as of December 31, 2009, are set forth below. All of our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors unless they resign or are terminated earlier.

Name	Age	Position(s)
Mark A. Smith	55	Chairman of the Board of Directors and Chief Executive Officer
Thomas R. Oxenreiter	43	Chief Financial Officer, Secretary, and Director
David Vosbein	68	President and Director
Todd R. Porter	49	Executive Vice President of Worldwide Energy Operations
Richard W. McDonald	66	Executive Vice President of GIS Operations
Richard B. Nieman	73	Executive Director of Corporate Development
Linda M. Ward	56	Executive Vice President of Business Development
Thomas J. Ridge	64	Director
Timothy Sutherland	59	Director

Mark A. Smith has served as our Chairman of the Board and Chief Executive Officer since our inception in 2006 and as of April 15, Mr. Smith was appointed as the Company’s President. Prior to that, Mr. Smith was a founder of, and served as President and Chief Executive Officer from 1998 to 2005 and Chairman through 2006 of Underground Solutions, Inc. (“Underground Solutions”) (OTC BB: “UGSI”), an infrastructure technology company that developed pipeline technologies. Prior to his experiences with Underground Solutions, Mr. Smith was involved as a principal or investor in several construction, real estate and technology companies. Mr. Smith’s expertise in the Company’s industry led us to conclude that he would be a valuable member of the Board of Directors. As our founder, he brings historical knowledge and strategic insight to the Board.

Thomas R. Oxenreiter, CPA has served as our Chief Financial Officer since February, 2008 and was appointed Secretary and Director after the Merger. Prior to that, Mr. Oxenreiter was a self-employed Certified Public Accountant and consultant from 2005 to 2008. Mr. Oxenreiter served in several capacities, including Controller, for UBICS, Inc. from 2002 to 2005. Prior to 2002, Mr. Oxenreiter worked for several years in public accounting and private industry, which led us to believe he would be a valuable member of our Board of Directors. As our current Chief Financial Officer, he is well suited to inform the Board of the current operations of the Company. As a Certified Public Accountant, he brings significant financial expertise.

David Vosbein has served as our President and as a Director since December 15, 2008. Prior to that, Mr. Vosbein was our Executive Vice President since November 3, 2008. On April 16, 2010, Mr. Vosbein resigned as our President and as a Director. There were no known disagreements between the Company and Mr. Vosbein on any matters relating to the Company’s operations, policies or practices. Prior to joining the Company, Mr. Vosbein founded the Offshore Group, an independent oil and gas exploration and production company where he served as CEO since 2003. During that time, Mr. Vosbein also established a joint venture flexible pipe production plant in Changchun, China (Changchun Pipe Co.) and also founded Simulis, LLC, a licensor of patented technology and software tools providing Simulation-Based Assessment and Training Products for energy, healthcare and aviation industries. David Vosbein is Richard Nieman’s brother-in-law. Mr. Vosbein’s experience led us to conclude he would be a valuable member of our Board of Directors. On April 16, 2010, Mr. Vosbein resigned as President and Director. Mark Smith was subsequently appointed President. Mr. Vosbein’s seat on the Board has yet to be filled.

Todd R. Porter has served as our Vice President of Worldwide Energy Operations, since September, 2008. Prior to joining the Company, Mr. Porter was Director of Pipeline Integrity Management for Tuboscope Pipeline Services, a division of National Oilwell Varco Co. from 2001 to 2008. Mr. Porter holds Bachelor of Arts and Master of Engineering degrees from the University of Calgary, and a Master of Business Administration degree from Texas A&M University. On September 15, 2008, the Company entered into an employment agreement with Mr. Porter. Pursuant to the employment agreement, Mr. Porter will be employed until April 21 st , 2011, unless terminated earlier, with or without cause. Mr. Porter’s Employment Agreement provides for a base salary of $220,000 per year. In addition, as partial compensation for Mr. Porter’s employment, Mr. Porter was granted a ten year stock option award with respect to 500,000 shares of common stock of the Company at an exercise price of $0.80. This option award is (a) non-qualified option granted under the 2007 Stock Option Plan of the Company dated December 1, 2007, (b) 1/3 of the options will vest and be exercisable 365 days from the date of grant, and 1/3 shall vest on each successive 365 day period thereafter, and (c) shall be further documented by an option agreement in the form customarily used by the Company for non-qualified option awards under that plan, but with all terms consistent with the Employment Agreement.

Richard W. McDonald has served as our Executive Vice President of GIS Operations since October, 2008. Prior to joining the Company, Mr. McDonald was Assistant Vice President of Michael Baker Jr. Inc.’s Geospatial Information Technologies division. On October 10, 2008, the Company entered into an Agreement Not-To-Compete and an Option Award Agreement with Mr. McDonald. In accordance with the Option Award Agreement, the Company granted Mr. McDonald an option to purchase all or any part of an aggregate of 120,000 of the Company’s Shares at an exercise price of $1.75. The option will expire on October 10, 2018. One third of the options vested on October 10, 2009, and one third shall vest on each subsequent 12 month anniversary of October 10, 2008.

Richard Nieman has served as our Executive Director of Corporate Development since our inception in 2006 and was appointed Director after the Merger. Prior to that, Mr. Nieman was a co-founder of Underground Solutions with Mr. Smith, our Chief Executive Officer, and served as Underground Solutions’ Executive Vice President of Marketing and Sales from 1998 until 2005. On November 3, Mr. Nieman resigned as a Director. Richard Nieman is David Vosbein’s brother-in-law.

Linda M. Ward has served as our Executive Vice President of Business Development since our inception in 2006. Prior to that, from 2002 to 2006, Ms. Ward served as the Director of Business Development for Shaw Environmental & Infrastructure, Inc., which served as the environmental, science, engineering and construction division of The Shaw Group, Inc., a New York Stock Exchange listed company.

Tom Ridge has served as a Director since March 2, 2010. Mr. Ridge is also president and CEO of the international consulting firm Ridge Global LLC, headquartered in Washington, DC. He served as the nation’s first Secretary of the U.S. Department of Homeland Security from January 2003 through January 2005, and as the Assistant to the President for Homeland Security from October 2001 through December 2002. Previously, he was governor of the Commonwealth of Pennsylvania from 1995 through October 2001 and a member of the U.S. House of Representatives from 1983 through 1995. A Vietnam combat veteran, Secretary Ridge works with multiple organizations to assist our nation’s veterans, serves as chairman of the National Organization on Disability and co-chairs the Flight 93 National Memorial. Mr. Ridge serves on the Advisory Board of Ridge Global, LLC. He also serves on public and private boards, including the Institute for Defense Analyses and the Center for the Study of the Presidency and Congress. He holds a B.S. from Harvard University and J.D. from the Dickinson School of Law. As a former governor of the Commonwealth of Pennsylvania and a former Secretary of the United States Department of Homeland Security, Mr. Ridge brings executive leadership to the Board. As an attorney, he brings legal expertise.

Timothy Sutherland has served as a Director since March 2, 2010. Mr. Sutherland is the founder of Pace Global Energy Services, LLC (“Pace Global”), formed in 1976 and is its majority stock holder. He has guided the development of Pace Global into an internationally recognized financial and energy advising and asset management firm. Mr. Sutherland has received his Masters in Business Administration from The Stern School at New York University. He serves on the Board of Advisors for the University of Notre Dame’s Mendoza Graduate School of Business and serves on the University’s Trustee Cabinet Committee on Capital Development. He serves as Executive Director of Board of the Hill School and served as its Chairman for the period 1989-1994. Mr. Sutherland is Chairman of the Board for Pace Global. He serves on the Board of Advisors for C2 Facility Solutions, LLC and serves on the Board for Standard Solar, Inc. As CEO of Pace Global, Mr. Sutherland brings executive experience in the energy industry to the Board. Through his associations with C2 Facility Solutions, LLC and Standard Solar, Inc., Mr. Sutherland brings experience serving on corporate boards of directors.

EXECUTIVE COMPENSATION

The following table sets forth a summary for the fiscal years ended December 31, 2009 and 2008 of the cash and non-cash compensation awarded, paid or accrued by the Company to our Named Executive Officers. All currency amounts are expressed in U.S. dollars.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Award(s) ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark A. Smith,	2009	327,385	—	—	—	—	—	24,641	352,026
Chairman of Board of Directors and Chief Executive Officer	2008	291,029	—	—	—	—	—	10,400	301,426

Thomas R. Oxenreiter,	2009	127,884	—	—	—	—	—	18,892	146,777
Chief Financial Officer	2008	110,978	—	—	—	—	—	9,900	120,878

David Vosbein,	2009	—	—	—	—	—	—	—	—
President	2008	—	—	—	—	—	—	—	—

Todd R. Porter,	2009	225,077	—	—	—	—	—	50,948	276,025
Executive Vice President, Worldwide Energy Operations	2008	59,936	—	—	—	—	—	—	59,936

Richard W. McDonald,	2009	188,246	—	—	—	—	—	18,554	206,800
Executive Vice President, GIS Operations	2008	26,067	—	—	—	—	—	—	26,067

(1)	This column sets forth the amounts that the Company recognized as compensation expense in its financial statements for 2009 and 2008. The Company determines expense for grants of options to purchase shares of the Company’s common stock (“Stock Options”) under Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation. Using the Black-Scholes option pricing model, management has determined that the Stock Options granted in 2009 and 2008 had no value.
(2)	This column includes employee benefit amounts including health, dental and life insurance, as well as $26,000 in education reimbursement for Todd R. Porter and $4,150 in reimbursement for tax preparation for Mark A. Smith.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the Named Executive Officers concerning equity awards granted by the Company as of December 31, 2009. Prior to April 25, 2008 the Named Executive Officers were not employees of the Registrant.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark A. Smith	8,000,000	(1)	—		—	.50	12-01-2017	—	—	—	—
Thomas R. Oxenreiter	66,666	(2)	33,334	(2)	—	.80	3-13-2018	—	—	—	—
David Vosbein	1,590,000	(3)	—		—	1.00	3-06-2019	—	—	—	—
Todd R. Porter	166,666	(4)	333,334	(4)	—	.80	4-24-2018	—	—	—	—
Richard W. McDonald	40,000	(5)	80,000	(5)	—	1.75	10-10-2018	—	—	—	—

(1)	Option to purchase 8,000,000 shares of Common Stock at $.50 per share granted December 1, 2007 vested on December 1, 2007, and expires on December 1, 2017.
(2)	Option to purchase 100,000 shares of Common Stock at $0.80 per share granted March 13, 2008 vested one-third on March 13, 2009, one-third on March 13, 2010, and vest one-third on March 13, 2011. The option expires on March 13, 2018.
(3)	Warrant to purchase 1,590,000 shares of Common Stock at $1.00 per share granted October 30, 2009; warrants to purchase 1,173,333 shares vested on October 30, 2009; warrants to purchase 83,333 shares vested on November 6, 2009; warrants to purchase 83,334 shares vested on December 6, 2009; warrants to purchase 83,333 shares vested January 6, 2010; warrants to purchase 83,333 shares vested on February 6, 2010; warrants to purchase 83,334 shares vested on March 6, 2010. The warrants expire on March 6, 2019.
(4)	Option to purchase 500,000 shares of Common Stock at $0.80 per share granted April 24, 2008 vested one-third on April 24, 2009, vest one-third on April 24, 2010, and one-third on April 24, 2011. The option expires on April 24, 2018.
(5)	Option to purchase 120,000 shares of Common Stock at $1.75 per share granted October 10, 2008 vested one-third on October 10, 2009, vest one-third on October 10, 2010, and one-third on October 10, 2011. The option expires on October 10, 2018.

Director Compensation

Other than compensation of Named Executive Officers disclosed in the Summary Compensation Table, the Company did not pay any compensation to Directors.

Employment Agreements and Change in Control Arrangements

On December 1, 2007, GMSI entered into an Employment Agreement with Mark A. Smith, the Company’s Chairman and Chief Executive Officer (the “Smith Employment Agreement”). The Smith Employment Agreement provides for a base salary of $320,000 per year, plus certain expenses and employee benefits, and an annual bonus dependent upon the attainment of certain performance measures. The Smith Employment Agreement expires on November 30, 2010, after which it is automatically extended each day to the date one year from that day, unless either Mr. Smith or the Company terminate the automatic extension provision. Pursuant to the Smith Employment Agreement, Mr. Smith was awarded options to purchase 8,000,000 shares of GMSI’s common stock at an exercise price of $0.50 per share. Pursuant to the Merger Agreement, all options to purchase shares of GMSI’s common stock were converted to options to purchase shares of the Company’s Common Stock. The Smith Employment Agreement is filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on May 1, 2008.

Upon a change in control, as defined in the Smith Employment Agreement, and for six months thereafter, Mr. Smith may terminate the Smith Employment Agreement. Upon such termination, the Company must pay Mr. Smith a lump sum equal to Mr. Smith’s salary and target bonus on the date of termination for the remaining term of the Smith Employment Agreement. Also upon such termination, all equity awards granted by the Company to Mr. Smith immediately vest and remain exercisable for their original term, and all employee benefits remain in place for one year.

On December 1, 2007, GMSI entered into an Employment Agreement with Richard Nieman, the Company’s Director of Corporate Development (the “Nieman Employment Agreement”). The Nieman Employment Agreement provides for a base salary of $120,000 per year, plus certain expenses and employee benefits. Pursuant to the Nieman Employment Agreement, Mr. Nieman was awarded options to purchase 1,000,000 shares of the GMSI’s common stock at an exercise price of $0.50 per share. Pursuant to the Merger Agreement, all options to purchase shares of GMSI’s common stock were converted to options to purchase shares of the Company’s Common Stock. The Nieman Employment Agreement is filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on May 1, 2008.

Upon a change in control, as defined in the Nieman Employment Agreement, and for six months thereafter, Mr. Nieman may terminate the Nieman Employment Agreement. Upon such termination, the Company must pay Mr. Nieman a lump sum equal to Mr. Nieman’s salary on the date of termination for the remaining term of the Nieman Employment Agreement. Also upon such termination, all equity awards granted by the Company to Mr. Nieman immediately vest and remain exercisable for their original term, and all employee benefits remain in place for one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The Company leases its headquarters building from Mark A. Smith, the Company’s Chairman and Chief Executive Officer. The building has approximately 3,200 square feet of office space, and is used by the Company’s corporate and engineering/operations staff. The Company incurred $78,000 of lease expense for this building during each of the years ended December 31, 2009 and 2008. The Company owed Mr. Smith $26,000 and $32,500 for unpaid rent at December 31, 2009 and 2008, respectively.

During the year ended December 31, 2008, Mr. Smith loaned the Company $2,867,000 for working capital purposes. Interest on the loan at 8% per annum, compounded monthly, amounted to $52,242 during the year ended December 31, 2008. During 2008, $903,469 of the loan and accrued interest was settled by the issuance of 1,129,336 shares of the Company’s common stock at a conversion price of $0.80 per share. At December 31, 2008, the balance due on the note, including accrued interest, was $2,015,772.

During the year ended December 31, 2009, Mr. Smith loaned the Company $882,000, net of repayments. In addition, Mr. Smith converted $52,000 of unpaid rent to the note payable. Interest on the loan at 8% per annum, compounded monthly, amounted to $178,491 during the year ended December 31, 2009.

On October 30, 2009, Mr. Smith and the Company entered into a Note Conversion Agreement, in which Mr. Smith converted the outstanding loan balance of $3,128,263 into: i) 2,000,000 shares of the Company’s common stock at a conversion price of $1.00 per share; ii) a $1,000,000 8% Unsecured Convertible Promissory Note (the “Smith Convertible Note”); and iii) a $128,263 8% Unsecured Promissory Note (the “Smith Demand Note”).

The Smith Convertible Note bears interest at 8% per annum, compounded monthly. The Smith Convertible Note is payable on the earlier of the Company’s closing of a round of convertible preferred or common stock financing of at least $10,000,000 or December 31, 2011. At any time prior to December 31, 2011, Mr. Smith may convert the outstanding principal balance of the Smith Convertible Note to the Company’s common stock at a conversion price of $1.00 per share. Interest on the Smith Convertible Note was $13,637 for the year ended December 31, 2009. The balance due on the Smith Convertible Note, including accrued interest, was $1,013,637 at December 31, 2009. As of March 19, 2010, the balance due on the Smith Convertible Note was $1,031,063. On March 19, 2010, the Company cancelled $1,000,000 of the principal balance of the Smith Convertible Note and in exchange Smith acquired 600,000 shares of the Company’s common stock at $1.00 per share on behalf of he and his wife; 200,000 shares of the Company’s common stock at $1.00 per share on behalf of 2000 Irrevocable Trust for Ian Smith; and 200,000 shares or the Company’s common stock at $1.00 per share on behalf of 2000 Irrevocable Trust for Benjamin Smith. After March 19, 2010, the Smith Convertible Note had a remaining balance of $31,063.

The Smith Demand Note bears interest at 8% per annum, compounded monthly, and is payable upon demand. Interest on the Smith Demand Note was $1,749 for the year ended December 31, 2009. At December 31, 2009, the balance due on the Smith Demand Note was $130,012.

On December 4, 2009, Mr. Smith advanced the Company $10,000. Interest on the note at 8% per annum, compounded monthly, for the year ended December 31, 2009 was $59. At December 31, 2009, the balance due on the note was $10,059.

On March 6, 2009, the Company entered into an Employment Agreement with David Vosbein, the Company’s president (the “Vosbein Employment Agreement”). Pursuant to the Vosbein Employment Agreement, the Company granted warrants to purchase 2,000,000 shares of the Company’s common stock at $1.23 for ten years to Mr. Vosbein. Warrants to purchase 1,000,000 shares of the Company’s common stock vested immediately upon the grant, and with the balance vesting over twelve months. On October 30, 2009, the Company and Mr. Vosbein entered into an Agreement (the “Vosbein Warrant Agreement”). Pursuant to the Vosbein Warrant Agreement, the Company cancelled the warrants to purchase 2,000,000 shares of the Company’s common stock at $1.23, and issued Mr. Vosbein warrants to purchase 1,590,000 shares of the Company’s common stock at $1.00, with 1,173,333 shares vested immediately at the grant date, and the balance vesting over five months.

On March 19, 2010, Mr. Ridge purchased 50,000 shares of the Company’s common stock for $1.00 per share, pursuant to the Subscription Agreement dated as of March 19, 2010. Pursuant to section 7.1 of the Subscription Agreement, the Company agreed to register Mr. Ridge’s shares under the Securities Act by September 1, 2010. In the event that the Company fails to so register Mr. Ridge’s shares Mr. Ridge would be entitled to receive an additional allocation of 2% of his 50,000 shares for each 30 day period that elapsed after September 1, 2010.

Transactions with Control Persons

None.

CHANGE IN ACCOUNTANTS

Effective upon the consummation of the Merger, Pritchett Siler & Hardy, P.C. (“Pritchett, Siler & Hardy”) was dismissed as the principal accountant engaged to audit the financial statements of the Registrant. Pritchett, Siler & Hardy performed the audits of the Registrant’s financial statements for the fiscal years ended December 31, 2007, 2006 and 2005. During those periods and the subsequent interim periods prior to their dismissal, there were no disagreements with Pritchett, Siler & Hardy on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Pritchett, Siler & Hardy’s satisfaction, would have caused Pritchett, Siler & Hardy to make reference to the subject matter of the disagreements in connection with Pritchett, Siler & Hardy’s reports, nor were there any “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of Pritchett, Siler & Hardy for the Registrant’s fiscal years ended December 31, 2007, 2006 and 2005 did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

The Company had requested Pritchett, Siler & Hardy to furnish it with a letter addressed to the Commission stating whether it agrees with the statements made above by the Company. A copy of such letter, dated April 25, 2008, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on May 1, 2008.

Effective April 17, 2008, GMSI engaged Goff Backa Alfera & Co., LLC, (“Goff Backa Alfera”) as its principal accountants to audit GMSI’s financial statements. Prior to its engagement, neither GMSI nor Parent had consulted with Goff Backa Alfera with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). Upon the consummation of the Merger, Goff Backa Alfera continued as the auditor of the Registrant.

The Board of Directors of the Company approved the change in accountants described herein.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles or financial statement disclosure.

SELLING SECURITY HOLDERS

The shares being sold by the selling security holders consists of 17,239,577 shares of the Company’s Common Stock. We are registering the Common Stock in order to permit the selling security holders to offer the shares for resale from time to time. Except as indicated in the footnotes to the table below, the selling security holders have not had any material relationship with us during the last three years.

The table below lists the selling security holders and the other information regarding beneficial ownership of the Company’s Common Stock by each of the selling security holders. The second and third columns list the number of shares of the Company’s Common Stock beneficially owned by each of the selling security holders and percentage of ownership, respectively, based on their ownership of shares of the Company’s Common Stock as of June 14, 2010. Each selling security holder is entitled to sell all of his or her shares of the Company’s Common Stock through this prospectus and registration statement. If any selling security holder sells all of his or her shares of the Company’s Common Stock, then his or her percentage interest in the company would be reduced to zero.

Investor	Total	% of Total
24 W57 LLC	106,000	0.61%
Abigail Larios	10,600	0.06%
Adam R. Zirkin	50,000	0.29%
Adam Wachter	874,500	5.07%
Andrea Rosen	50,000	0.29%
Anthony & Michelle Vinciguerra	10,000	0.06%
Arthur Rabin	500,000	2.90%
Arthur Yorkes & Co. Profit Sharing Plan FBO Arthur Yorkes	25,000	0.15%
Benjamin Klopp	25,000	0.15%
Benjamin Media, Inc. (3)	150,000	0.87%
Brad Brooks	60,000	0.35%
Brenda White (1)	28,000	0.16%
Brian J. Thorsen	50,000	0.29%
Bruce D. Fletcher	15,000	0.09%
Millennium For Camille Rader Roth IRA	50,000	0.29%
Capitol Outdoor, LLC	50,000	0.29%
Carlos H. Ubeda	7,000	0.04%
Castle Re Insurance Co. Ltd.	150,000	0.87%
Convertible Capital (3)	169,457	0.98%
Dave Gertz (3)	2,000	0.01%
David H. Sodowick	80,000	0.46%
David H. Pritchard (3)	84,800	0.49%
David Truitt	250,000	1.45%
Rockhill Pain Specialists, PA 401(k) Plan FBO Dina Kloster	50,000	0.29%
DJJ Monte Enterprise	250,000	1.45%
Donald D. Wren Revocable Trust	100,000	0.58%
Donald de Laski	1,000,000	5.80%
Edward Brokaw	32,000	0.19%

Investor	Total	% of Total
Ezra S. Lightman	25,000	0.15%
Geoffrey O’Connor Coley	400,000	2.32%
George F. Blacker	25,000	0.15%
Gilbert Li	42,400	0.25%
Gregg S. Monday Trust	35,000	0.20%
Hernan Ubeda	10,000	0.06%
Herrington Enterprises CV	42,400	0.25%
Horst M. Susskind, Jr.	25,000	0.15%
Howard Brodie	42,400	0.25%
J. Mitchell Hull	212,000	1.23%
Egger & Co.	75,000	0.44%
Jacqueline Blecher	15,000	0.09%
James Wilk	25,000	0.15%
James A. Brumbaugh	50,000	0.29%
Jason A. Rabin	500,000	2.90%
Jeffrey Parket (3)	623,365	3.62%
Jeff Ross	78,000	0.45%
Jeff Moskowitz	597,500	3.47%
Jeremy Carton	53,000	0.31%
John J. & Kathleen A. Weyandt	50,000	0.29%
John M. Devlin, Jr.	10,000	0.06%
John Martin Bloom Revocable Trust	75,000	0.44%
Jon Buise	25,000	0.15%
Jon M. Wickwire Trust	75,000	0.44%
Jonathan Cunningham	156,000	0.90%
Jonathan Kalikow	195,000	1.13%
Jonathan Kalikow GST Trust	212,000	1.23%
Jonathan Sopher	41,200	0.24%
Jules & Florine Wachter	232,500	1.35%
JW Partners LP	50,000	0.29%
Kelvin Clarke	20,000	0.12%
Kenneth Calligar (3)	193,165	1.12%
Kenneth W. Arida	25,000	0.15%
Kent Swanson	50,000	0.29%
Landmarks Financial Corp.	400,000	2.32%
Louis Nicozisis	35,000	0.20%
Lynn Dixon	1,616,698	9.38%
James & Marianne Rudakewiz	75,000	0.44%
Mark A. Loewenstein	32,000	0.19%
Mark A. & Lesa A. Smith (1)(2)	600,000	3.48%
2000 Revocable Trust FBO Benjamin Smith (1)(2)	200,000	1.16%
2000 Revocable Trust FBO Ian Smith (1)(2)	200,000	1.16%
Mark Rosen	212,000	1.23%
Marshall G. Folkes, III	200,000	1.16%
Mary S. Ungar	20,000	0.12%
Maurice Werdegar	100,000	0.58%

Investor	Total	% of Total
Michael & Mariya Matlin	1,162,500	6.74%
Michael C. Loulakis	100,000	0.58%
Michael H. Devlin, II	20,000	0.12%
Michael Lloyd	156,000	0.90%
Michael Schlesinger	50,000	0.29%
Noel E. Meller	100,000	0.58%
Omar Hassan (3)	10,000	0.06%
Paul Sloan	50,000	0.29%
Thomas N. & Joanne Bryant	50,000	0.29%
Philip Tamminga	50,000	0.29%
Philip G. Nicozisis	50,000	0.29%
Robert M. Devlin	20,000	0.12%
Raymond J. Minella	212,000	1.23%
Raymond Murphy (3)	29,200	0.17%
Ricardo Yulis	14,500	0.08%
Richard & Susan Galen	20,000	0.12%
Richard Marcus Profit Sharing Plan	50,000	0.29%
Richard Neil Molinsky	75,000	0.44%
Robert Bryan	21,200	0.12%
Robert H. Taggart, Jr. (3)	40,233	0.23%
Robert Preston	50,000	0.29%
Robert R. & Jeanne C. Rucks	55,000	0.32%
Roger Conan	40,000	0.23%
Ross T. Krueger	50,000	0.29%
Russell Case	25,000	0.15%
Sanjay Jatana	100,000	0.58%
Scott Sklar	60,000	0.35%
Scott Vesley	10,000	0.06%
Spencer B. Heninger	50,000	0.29%
Pensco Trust Co. Custodian FBO Steve B. Warnecke Roth IRA	85,000	0.49%
Steve B. Warnecke	30,000	0.17%
Steven L. Kohler	10,000	0.06%
TDF, LLC Safe Harbor 401(k) Plan FBO Thomas D. Fertitta	17,000	0.10%
Theodore London (3)	2,350	0.01%
Thomas D. Fertitta	20,000	0.12%
Thomas G. Kimble (3)	1,400,000	8.12%
Thomas J. Ridge (1)	50,000	0.29%
Thomas R. & Emily J. Oxenreiter (1)(2)	11,771	0.07%
Thomas Witz	100,000	0.58%
Todd Dickert (3)	10,000	0.06%
Todd Porter (2)	10,000	0.06%
Thomas F. Gilbertson	200,000	1.16%
Tom Werthan	93,600	0.54%
Troy Gerard Taggart Revocable Trust (3)	42,233	0.24%
Trump Securities, LLC (3)	23,005	0.13%
Van Butler	28,000	0.16%

Investor	Total	% of Total
Venture Source, Inc.	25,000	0.15%
William M. Denkin Revocable Trust	100,000	0.58%
William S. Eber	30,000	0.17%
Winston D. Wren Revocable Living Trust	25,000	0.15%
Total	17,239,577	100.00%

(1)	served as member of the Board of Directors during last three years

(2)	served as executive officer during last three years

(3)	provided services to the Company for a fee during the last three years

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following tables set forth information, as of June 14, 2010, regarding beneficial ownership of our Common Stock to the extent known to us, by:

(i) each person who is known by us to own beneficially more than 5% of our Common Stock;

(ii) each Director;

(iii) our Chief Executive Officer and our two most highly compensated officers other than our Chief Executive Officer who served in such capacities in 2009 (collectively, the “Named Executive Officers”); and

(iv) all of our Directors and Named Executive Officers collectively.

Unless otherwise noted, we believe that each person named in the table has sole voting and investment power with respect to all shares of our Common Stock that he or she beneficially owns.

For purposes of these tables, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.

Title of Class	Name and Address or Number in Group	Amount and Nature of Beneficial Ownership		Percentage of Class (%)
Common Stock	Anthony F. Hovey 1724 Plaza 600 Building 600 Stewart Street Seattle, WA 98101	3,450,565	(1)	7.9

Common Stock	Mark A. Smith 229 Howes Run Road Sarver, PA 16055	20,868,695	(2)	40.5

Common Stock	Todd R. Porter 229 Howes Run Road Sarver, PA 16055	343,333	(3)	*

Common Stock	Richard W. McDonald 229 Howes Run Road Sarver, PA 16055	45,000	(4)	*

Common Stock	Thomas R. Oxenreiter 229 Howes Run Road Sarver, PA 16055	78,437	(5)	*

Common Stock	Delta Networks Limited SA Molenberglei 42 2627 Schelle, Belgium	3,500,000	(6)	7.4

Common Stock	Thomas J. Ridge 229 Howes Run Road Sarver, PA 16055	2,646,196	(7)	5.8

Common Stock	Timothy F. Sutherland 229 Howes Run Road Sarver, PA 16055	1,730,797	(8)	3.8

Common Stock	All Executive Officers and Directors as a group (8 persons)	27,592,458	(9)	48.1

*	Less than one percent.
(1)	Includes 20,927 shares of common stock issuable upon exercise of outstanding warrants within 60 days of June 14, 2010, held by Mr. Hovey.

(2)	Includes 12,868,695 shares of common stock beneficially owned by Mr. Smith, and 8,000,000 shares of Common Stock issuable upon exercise of outstanding options within 60 days of June 14, 2010, held by Mr. Smith.
(3)	Includes 333,333 shares of common stock issuable upon exercise of outstanding options within 60 days of June 14, 2010, held by Mr. Porter.
(4)	Includes 40,000 shares of common stock issuable upon exercise of outstanding options within 60 days of June 14, 2010, held by Mr. McDonald.
(5)	Includes 11,771 shares of common stock owned jointly by Mr. Oxenreiter and his wife, and 66,666 shares of common stock issuable upon exercise of outstanding options within 60 days of June 14, 2010, held by Mr. Oxenreiter.
(6)	Includes 3,500,000 shares of common stock issuable upon exercise of outstanding warrants within 60 days of June 14, 2010, held by Delta Networks Limited SA.
(7)	Includes 196,196 shares of common stock held by Ridge Global, LLC, beneficially owned by Mr. Ridge, and 2,400,000 shares of common stock issuable upon exercise of outstanding warrants within 60 days of June 14, 2010 held by Ridge Global, LLC, beneficially owned by Mr. Ridge.
(8)	Includes 130,797 shares of common stock held by Pace Global Energy Services, LLC, beneficially owned by Mr. Sutherland, and 1,600,000 shares of common stock issuable upon exercise of outstanding warrants within 60 days of June 14, 2010 held by Pace Global Energy Services, LLC, beneficially owned by Mr. Sutherland.
(9)	Includes 13,789,999 shares of common stock issuable upon exercise of outstanding options and warrants within 60 days of June 14, 2010.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be elected as the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

Dividends, if any, will be contingent upon the Company’s revenues and earnings, if any, and the capital requirements and financial conditions of the Company. The payment of dividends, if any, will be within the discretion of the Company’s Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, $.001 par value. Any voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of shares of the Company’s Preferred Stock are determined by the Board of Directors at issuance. On December 11, 2009 the Company filed a Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock of Geospatial Holdings, Inc. (the “Certificate of Designations”) with the state of Nevada. The Certificate of Designations designated 1,575,000 shares of Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) with a $0.001 par value for issuance by the Company.

Pursuant to the Certificate of Designations, each holder of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the Series A Convertible Preferred Stock may be converted.

The Series A Convertible Preferred Stock may be converted at the option of the holder at any time or from time to time prior to the close of business on the business day before any date fixed for conversion of such share, as provided in the Certificate of the Designations. In addition, the Series A Convertible Preferred Stock is automatically converted upon the earliest to occur of: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, in which shares of Common Stock are approved for listing on a national securities market, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $35,000,000 and the public offering price per share of which equals or exceeds $3, before deduction of underwriters’ discounts and commissions (ii) the Company’s receipt of the written consent of the holders of not less than 66 2/ 3% of the then outstanding shares of Series A Preferred Stock to the conversion of all then outstanding Series A Preferred Stock; and (iii) June 7, 2010.

The holders of Series A Convertible Preferred Stock are also entitled to a liquidation preference which entitles such holder to an amount per share upon liquidation equal to the original issue price of $1.00 and to antidilution protection.

Holders of Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, a dividend preference over holders of Common Stock. There are 1,575,000 shares outstanding of Series A Convertible Preferred Stock.

Warrants

On June 6, 2007, pursuant to the Original Reduct License, the Company issued warrants to purchase 3,000,000 shares of GMSI common stock at $0.50 per share to Delta. These warrants expired on October 31, 2009. On December 18, 2008, pursuant to the Original Reduct License, and amended by the Amended and Restated Reduct License, the Company issued warrants to purchase 500,000 shares of the Company’s Common Stock at a $0.425 per share to Delta. On December 21, 2009, pursuant to the Amended and Restated Reduct License, the Company issued warrants to purchase 3,000,000 shares of the Company’s common stock at $0.50 per share to Delta.

On January 24, 2008, we issued additional warrants to purchase 87,545 shares of GMSI common stock to three investors in a private placement. Pursuant to the Merger Agreement, all warrants to purchase shares of GMSI common stock were converted to warrants to purchase shares of the Company’s Common Stock. On January 7, 2009, the Company issued warrants to purchase 10,000 shares of the Company’s Common Stock to two investors in a private placement. On January 28, 2009, the Company issued warrants to purchase 40,000 shares of the Company’s Common Stock to one investor in a private placement. On January 30, 2009, the Company issued warrants to purchase 22,500 shares of the Company’s Common Stock to two of the Company’s contractors in a private placement. On March 10, 2009, the Company issued warrants to purchase 20,927 shares of the Company’s common stock to one investor in a private placement. On September 29, 2009, the Company issued warrants to purchase 195,300 shares of the Company’s Common Stock to three of the Company’s contractors in a private placement. On January 7, 2010, the Company issued warrants to purchase 250,000 shares of the Company’s Common Stock to one of the Company’s contractors in a private placement.

In our current report on Form 8-K filed on March 12, 2009, the Company announced that on March 6, 2009, the Company entered into an employment agreement, an agreement not to compete and a Warrant No. 1 for two million shares of the Company’s Common Stock (“Warrant No. 1”) with Mr. Vosbein Pursuant to Warrant No. 1, Mr. Vosbein was granted warrants to purchase two million shares of the Company’s Common Stock at an exercise price of $1.23 per share, which warrants vested over time and once vested, were exercisable for 10 years following the grant date.

On October 30, 2009, the Company entered into that certain Vosbein Warrant Agreement by and between the Company and Mr. Vosbein (the “Vosbein Warrant Agreement”). In connection with the Vosbein Warrant

Agreement, the Company and Mr. Vosbein agreed to cancel Warrant No. 1 and the Company issued Mr. Vosbein a new Warrant No. 16 for one million, five hundred ninety thousand shares of the Company’s Common Stock at an exercise price of $1.00 per share (“Warrant No. 16”). Approximately 83,333 to Mr. Vosbein’s warrants to purchase shares vest on the 6 th day of each month, beginning on November 6, 2009 and ending on March 6, 2010. The vested shares are exercisable until March 6, 2019.

On March 2, 2010, we issued warrants to purchase 2,400,000 and 1,600,000 shares of our common stock at $1.00 to Ridge Global, LLC and Pace Global Energy Services, LLC, respectively, in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The warrants were issued in connection with the execution of the Strategic Advisory Agreement we entered into with Pace and Ridge. The recipients of the warrants are accredited investors, and we conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on March 2, 2012.

Options

On December 1, 2007, the shareholders of GMSI adopted the 2007 Stock Option Plan (the “Plan”), under which the Board of Directors, acting as the Compensation Committee, may award grants of options to purchase shares of the Company’s Common Stock to eligible employees, directors, and consultants, subject to exercise prices and vesting requirements determined by the Board of Directors, acting as the Compensation Committee. Pursuant to the Merger, the Company’s shareholders have adopted the Plan.

The Board of Directors has reserved 15,000,000 shares of the Company’s Common Stock for issuance under the Plan. As of December 31, 2009, the Company had granted options to purchase 12,170,000 shares of GMSI’s Common Stock under the Plan at a weighted average of $0.56 per share. Pursuant to the Merger Agreement, all options to purchase shares of GMSI’s Common Stock were converted to options to purchase shares of the Company’s Common Stock. The Company has agreed to cancel 1,930,000 options from the total reserved under the Plan, leaving 13,070,000 shares for issuance under the Plan.

Transfer Agent

Our Transfer Agent is Interwest Transfer Co., Inc. located at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84107.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 14, 2010, we had outstanding 41,459,373 shares of common stock.

Shares Covered by This Prospectus

The securities being offered by this prospectus are 17,239,577 shares of the Company’s Common Stock owned by the selling security holders. All of the shares of Common Stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Other Shares Likely to Become Freely Tradable

Approximately 5,090,019 shares of the Company’s common stock are currently freely tradable on the Over The Counter Bulletin Board where the Company’s common stock trades. 17,239,577 shares of the Company’s common stock are registered under this registration statement which the Company intends to cause it to be effective. Of the remaining outstanding shares, as of the date of this prospectus and registration statement, some or all of such shares may be eligible for resale under Rule 144.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledges, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of the Company’s Common Stock on the Over The Counter Bulletin Board, at fixed or negotiated prices or in any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares in transactions exempt from the registration requirements of the Securities Act, including under Rule 144 thereunder, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon the Company being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling security holder that a donee or pledgee intends to sell shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holders and/or the purchasers. Each selling security holder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling security holder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of Common Stock made prior to the date on which the registration statement, of which this prospectus is a part, shall have been declared effective by the Commission. If a selling security holder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders will be responsible for complying with the applicable provisions of the Securities Act and the Securities and Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under the registration statement of which this prospectus is a part.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the Common Stock.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters have been passed upon on behalf of the Company by Winston & Strawn, New York, New York. Certain matters of Nevada Law are being passed upon by Woodburn and Wedge, Attorneys and Counselors at Law, Reno, Nevada.

EXPERTS

Goff Backa Alfera & Company, LLC Certified Public Accountants, has audited or reviewed, as applicable, our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit and review reports. The report of Goff Backa Alfera & Company, LLC is included in reliance upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”), a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the Common Stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such documents filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

As a result of the registration, we are subject to the full informational requirements of the Exchange Act and are required to file periodic reports and other information with the Securities and Exchange Commission. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

GEOSPATIAL HOLDINGS, INC.

F-1

Geospatial Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2010	December 31, 2009*
ASSETS
Current assets:
Cash and cash equivalents	$3,464,386	$481,536
Accounts receivable, net of allowance for doubtful accounts of $10,000 at March 31, 2010 and December 31, 2009	612,049	263,653
Costs and estimated earnings in excess of billings on uncompleted contracts	23,747	61,624
Notes receivable	435,322	397,373
Prepaid expenses	487,160	371,772

Total current assets	5,022,664	1,575,958

Property and equipment:
Field equipment	1,105,016	1,090,205
Office equipment	107,610	106,832
Vehicles	977,491	920,853

Total property and equipment	2,190,117	2,117,890
Less: accumulated depreciation	(614,064)	(514,105)

Net property and equipment	1,576,053	1,603,785

Other assets:
License fees, net of amortization	1,338,521	1,367,000
Deposits on equipment	3,032,747	500,000

Total other assets	4,371,268	1,867,000

Total assets	$10,969,985	$5,046,743

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$455,292	$1,391,488
Accrued expenses	3,612,871	3,670,337
Billings in excess of costs and estimated earnings on uncompleted contracts	81,326	—
Current portion of capital lease liabilities	232,009	210,645
Due to stockholder	27,425	26,000
Notes payable to stockholders	273,764	140,071

Total current liabilities	4,682,687	5,438,541

Non-current liabilities:
Capital lease liabilities	430,224	458,167
Convertible note payable to stockholder	31,144	1,013,637

Total non-current liabilities	461,368	1,471,804

Total liabilities	5,144,055	6,910,345

Stockholders’ equity (deficit):
Preferred stock, $.001 par value; 5,000,000 shares authorized at March 31, 2010 and 2009; 1,575,000 and 0 shares issued and outstanding at March 31, 2010 and 2009, respectively	1,575	1,575
Common stock, $.001 par value; 100,000,000 shares authorized at March 31, 2010 and 2009; 41,339,373 and 24,114,444 shares issued and outstanding at December 31, 2009 and 2008, respectively	41,339	31,124
Additional paid-in capital	22,643,822	13,473,089
Stock subscriptions receivable	(100,000)	—
Accumulated deficit	(16,760,806)	(15,369,390)

Total stockholders’ equity (deficit)	5,825,930	(1,863,602)

Total liabilities and stockholders’ equity (deficit)	$10,969,985	$5,046,743

*	Condensed from audited financial statements.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

Geospatial Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2010	2009

Sales	$917,966	$70,193
Cost of sales	719,837	107,057

Gross profit	198,129	(36,864)

Selling, general and administrative expenses	1,547,123	914,512

Net loss from operations	(1,348,994)	(951,376)

Other income (expense):
Interest income	7,950	7,448
Interest expense	(50,372)	(46,446)
Other income	—	1,283

Total other income and expenses	(42,422)	(37,715)

Net loss before income taxes	(1,391,416)	(989,091)

Provision for (benefit from) income taxes	—	—

Net loss	$(1,391,416)	$(989,091)

Basic and fully-diluted net loss per share of common stock	$(0.04)	$(0.04)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

Geospatial Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Three Months Ended March 31, 2010

	Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscriptions Receivable	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2009	1,575,000	$1,575	31,124,369	$31,124	$13,473,089	$—	$(15,369,390)	$(1,863,602)
Issuance of common stock for cash at $1.00 per share, less offering costs	—	—	9,013,233	9,013	7,970,164	(100,000)	—	7,879,177
Issuance of common stock in settlement of liabilities at $1.00 per share	—	—	1,051,771	1,052	1,050,719	—	—	1,051,771
Issuance of common stock for services at $1.00 per share	—	—	150,000	150	149,850	—	—	150,000
Net loss for the three months ended March 31, 2010	—	—	—	—	—	—	(1,391,416)	(1,391,416)

Balance, March 31, 2010	1,575,000	$1,575	41,339,373	$41,339	$22,643,822	$(100,000)	$(16,760,806)	$5,825,930

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

Geospatial Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended March 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(1,391,416)	$(989,091)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	128,438	38,066
Accrued interest receivable	(7,949)	(7,421)
Accrued interest payable	21,200	45,780
Issuance of common stock for services	150,000	—
Rent expensed through increase in due to stockholder	—	19,500
Changes in operating assets and liabilities:
Accounts receivable	(348,396)	8,345
Costs and estimated earnings in excess of billings on uncompleted contracts	37,877	(969)
Prepaid expenses	(115,388)	62,497
Accounts payable	(936,196)	62,989
Accrued expenses	(5,695)	101,004
Billings in excess of costs and estimated earnings on uncompleted contracts	81,326	(7,607)
Due to stockholder	1,425	—

Net cash used in operating activities	(2,384,774)	(666,907)

Cash flows from investing activities:
Purchase of property, plant and equipment	(25,871)	(3,486)
Deposit on equipment	(2,532,747)	—
Notes receivable issued	(30,000)	—

Net cash used in investing activities	(2,588,618)	(3,486)

Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	7,879,177	250,000
Net borrowings from stockholders	130,000	390,000
Principal payments on capital lease liabilities	(52,935)	—

Net cash provided by financing activities	7,956,242	640,000

Net change in cash and cash equivalents	2,982,850	(30,393)

Cash and cash equivalents at beginning of period	481,536	42,793

Cash and cash equivalents at end of period	$3,464,386	$12,400

Supplemental disclosures:
Cash paid during period for interest	$29,172	$666
Cash paid during period for income taxes	—	—
Non-cash transactions:
Issuance of common stock in settlement of liabilities	1,051,771	104,639
Issuance of common stock for services	150,000	—
Capital lease liabilities incurred	46,356	—
Reclassification of due to stockholder to note payable to stockholder	—	52,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

Geospatial Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2010

Note 1 – Basis of Presentation

The Unaudited Condensed Consolidated Financial Statements included herein have been prepared by Geospatial Holdings, Inc. (the “Company”) in accordance with generally accepted accounting principles for interim financial information and regulations contained in the Securities Exchange Act of 1934, as amended. Accordingly, the accompanying Unaudited Condensed Consolidated Financial Statements do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying Unaudited Condensed Consolidated Financial Statements as of and for the three months ended March 31, 2010 should be read in conjunction with the Company’s Financial Statements as of and for the year ended December 31, 2009. In the opinion of the Company’s management, all adjustments considered necessary for a fair statement of the accompanying Unaudited Condensed Consolidated Financial Statements have been included, and all adjustments, unless otherwise discussed in the Notes to the Unaudited Condensed Consolidated Financial Statements, are of a normal and recurring nature. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

The use of accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Condensed Consolidated Financial Statements include the accounts of the Company and its subsidiaries, Geospatial Mapping Systems, Inc., Utility Services and Consulting Corporation, and Geospatial Pipeline Services, LLC. All intercompany accounts and transactions have been eliminated.

Note 2 – Accounts Receivable

Accounts receivable consisted of the following at March 31, 2010:

Billed:
Fixed-price contracts:
Completed contracts	$110,275
Contracts in progress	17,461
Time-and-materials contracts	47,247
Units of delivery contracts	320,000

Retainage	2,981

Unbilled	124,085

Less: allowance for doubtful accounts	(10,000)

$612,049

F-6

Geospatial Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

March 31, 2010

Note 3 – Uncompleted Contracts

Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows at March 31, 2010:

Costs incurred on uncompleted contracts	$134,068
Estimated earnings	74,702

208,770

Billings to date	(266,350)

$(57,579)

Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$23,747
Billings in excess of costs and estimated earnings on uncompleted contracts	(81,326)

$(57,579)

Note 4 – Backlog

The following schedule summarizes changes in backlog on fixed-price contracts during the three months ended March 31, 2010. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at quarter end, and from contractual agreements on which work has not yet begun. Backlog does not include any amounts from signed units of delivery or time-and-materials contracts.

Three Months Ended March 31, 2010

Backlog balance at beginning of the period	$280,650
New fixed-price contracts awarded during period	210,250
Fixed-price contract adjustments	(1 ,900)

489,000

Less: contract revenue earned during the period	(189,937)

Backlog balance at March 31, 2010	$299,063

F-7

Geospatial Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

March 31, 2010

Note 5 – Related Party Transactions

The Company leases its headquarters building from Mark A. Smith, the Company’s Chairman and Chief Executive Officer. The building has approximately 3,200 square feet of office space, and is used by the Company’s corporate and engineering/operations staff. The Company incurred $19,500 of lease expense for this building during each of the periods ended March 31, 2010 and 2009.

During 2009, Mr. Smith and the Company entered into a Note Conversion Agreement, pursuant to which, the Company issued to Mr. Smith a $1,000,000, 8% Unsecured Convertible Promissory Note (the “Smith Convertible Note”) and a $128,263, 8% Unsecured Promissory Note (the “Smith Demand Note”).

The Smith Convertible Note bears interest at 8% per annum, compounded monthly. The Smith Convertible Note is payable on the earlier of the Company’s closing of a round of convertible preferred or common stock financing of at least $10,000,000 or December 31, 2011. At any time prior to December 31, 2011, Mr. Smith may convert the outstanding principal balance of the Smith Convertible Note to the Company’s common stock at a conversion price of $1.00 per share. During the three months ended March 31, 2010, Mr. Smith converted $1,000,000 of the Smith Demand Note to 1,000,000 shares of the Company’s common stock. Interest on the Smith Convertible Note was $17,508 for the three months ended March 31, 2010. The balance due on the Smith Convertible Note, including accrued interest, was $31,134 at March 31, 2010.

The Smith Demand Note bears interest at 8% per annum, compounded monthly, and is payable upon demand. Interest on the Smith Demand Note was $2,582 for the year ended March 31, 2010. At March 31, 2010, the balance due on the Smith Demand Note was $132,593.

At December 31, 2009, the Company owed Mr. Smith $10,059 for other notes payable. During the three months ended March 31, 2010, Mr. Smith advanced the Company $130,000. Interest on other notes for the three months ended March 31, 2010 was $1,112. At March 31, 2010, the balance due on other notes payable was $141,171.

Note 6 – Income Taxes

The Company’s provision for (benefit from) income taxes is summarized below:

	For the Three Months Ended March 31,
	2010	2009
Current:
Federal	$—	$—
State	—	—

	—	—

Deferred:
Federal	434,153	310,364
State	137,826	98,528

	571,979	408,892

Total income taxes	571,979	408,892
Less: valuation allowance	(571,979)	(408,892)

Net income taxes	$—	$—

F-8

Geospatial Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

March 31, 2010

Note 6 – Income Taxes (continued)

The reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	For the Three Months Ended March 31,
	2010	2009
Federal statutory rate	35.0%	35.0%
State income taxes (net of federal benefit)	6.5	6.5
Valuation allowance	(41.5)	(41.5)

Effective rate	0.0%	0.0%

Significant components of the Company’s deferred tax assets and liabilities are summarized below as of March 31, 2010 and 2009. A valuation allowance has been established as realization of such assets has not met the more-likely-than-not threshold requirement under Statement of Financial Accounting Standards Board Accounting Standards Codification 740, Income Taxes.

	As of March 31,
	2010	2009

Start-up costs	$94,033	$103,867
License fees	(85,884)	(59,882)
Depreciation	(110,414)	(86,449)
Allowance for doubtful accounts	4,150	4,150

Accrued expenses	1,402,060	—
Uncompleted contracts	(61,471)	(21,179)
Net operating loss carryforward	5,557,921	3,469,192

Deferred income taxes	6,800,395	3,409,699

Less: valuation allowance	(6,800,395)	(3,409,699)

Net deferred income taxes	$—	$—

At March 31, 2010, the Company had federal and state net operating loss carryforwards of approximately $13,393,000. The federal and state net operating loss carryforwards expire beginning in 2021 and 2026, respectively. The amount of the state net operating loss carryforward that can be utilized each year to offset taxable income is limited by state law.

F-9

Geospatial Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

March 31, 2010

Note 7 – Commitments and Contingencies

On January 29, 2010, the Company and Reduct, NV (“Reduct”) entered into the First Amendment to the Amended and Restated Exclusive License and Distribution Agreement, which extended the date for payment of the Company’s advance payment for Smart Probe™ equipment of $4,950,000 under the Amended and Restated Exclusive License and Distribution Agreement dated December 15, 2009 (the “Amended Reduct License Agreement”) from January 31, 2010 to March 31, 2010 in consideration for a payment by the Company of $100,000. On March 12, 2010, the Company and Reduct entered into the Second Amendment to the Amended and Restated Exclusive License and Distribution Agreement, which extended the date for payment of the Company’s advance payment for Smart Probe™ equipment of $4,950,000 under the Amended Reduct License Agreement from March 31, 2010 to $2,500,000 by March 17, 2010, and $2,450,000 by April 30, 2010. The Company paid Reduct $2,500,000 on March 12, 2010 and $2,450,000 on April 30, 2010. The Amended Reduct License Agreement is now effective.

Note 8 – Stock-Based Payments

During the three months ended March 31, 2010, the Company granted options to purchase 30,000 shares of common stock to an eligible employee under the 2007 Stock Option Plan.

On January 1, 2010, the Company issued warrants to purchase 150,000 shares of common stock to a contractor. The warrants have an exercise price of $1.00 per share, and vest over twelve months. The warrants expire on January 1, 2020.

On January 7, 2010, the Company cancelled a warrant to purchase 250,000 shares of the Company’s common stock exercisable at $2.15 per share due to a contractor, and issued warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.38 per share. The warrants expire on January 7, 2020.

On March 2, 2010, the Company entered into a Strategic Advisory Agreement (the “Strategic Advisory Agreement”) with Pace Global Energy Services, LLC (“Pace”) and Ridge Global, LLC (“Ridge”) to provide the Company with certain strategic advisory and other support services. Pursuant to the Strategic Advisory Agreement, the Company issued Pace Global Energy Services, LLC and Ridge Global, LLC warrants to purchase 1,600,000 and 2,400,000 shares, respectively, of the Company’s common stock at an exercise price of $1.00 per share. The warrants expire on March 2, 2012. Further, pursuant to the Strategic Advisory Agreement, the Company agreed to expand the number of members of the Company’s board of directors from three to five, and to appoint Timothy F. Sutherland, Chairman and Chief Executive Officer of Pace, and Thomas J. Ridge, President and Chief Executive Officer of Ridge, as members of the Company’s board of directors to fill the newly-created vacancies.

F-10

Geospatial Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

March 31, 2010

Note 9 – Net Loss Per Share of Common Stock

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential Common Stock had been converted to Common Stock. The following reconciles amounts reported in the financial statements:

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009

Net loss	$(1,391,416)	$(989,091)

Divided by:
Weighted average shares outstanding	32,471,436	23,962,555

Basic and fully-diluted net loss per share	($0.04)	($0.04)

At March 31, 2010, the shares of Series A Preferred Stock were convertible into 1,968,750 shares of the Company’s common stock. The effect of the potential conversion of the shares of Series A Preferred Stock was not included in the computation of diluted earnings per share for the three months ended March 31, 2010 because the effect of their conversion would be antidilutive.

The effect of the potential conversion of the Smith Convertible Note to 31,134 shares of common stock was not included in the computation of diluted earnings per share for the year ended December 31, 2009 because the effect of its conversion would be antidilutive.

The effects of options to purchase 12,225,000 shares of common stock, and warrants to purchase 9,866,272 shares of common stock were not included in the computation of diluted earnings per share for the three months ended March 31, 2010 because the effect of their conversion would be antidilutive.

Note 10 – Subsequent Events

On April 30, 2010, the Company paid Reduct an advance payment on equipment of $2,450,000. Upon this payment, the Amended Reduct License Agreement became effective.

F-11

GEOSPATIAL HOLDINGS, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and

Stockholders of Geospatial Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Geospatial Holdings, Inc. (a Nevada corporation) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Geospatial Holdings, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 14 to the consolidated financial statements, the Company has incurred net losses since inception. Operations and capital requirements since inception have been funded by sales of stock and advances from its chief executive officer, and current liabilities exceed current assets by $3,862,583. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Goff Backa Alfera and Company, LLC

Pittsburgh, Pennsylvania

April 14, 2010

Geospatial Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31,

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$481,536	$42,793
Accounts receivable, net of allowance for doubtful accounts of $10,000 at December 31, 2009 and 2008	263,653	51,271
Costs and estimated earnings in excess of billings on uncompleted contracts	61,624	11,479
Notes receivable	397,373	361,612
Prepaid expenses	371,772	188,358

Total current assets	1,575,958	655,513

Property and equipment:
Field equipment	1,090,205	905,635
Office equipment	106,832	99,616
Vehicles	920,853	17,530

Total property and equipment	2,117,890	1,022,781
Less: accumulated depreciation	(514,105)	(330,209)

Net property and equipment	1,603,785	692,572

Other assets:
License fees	1,367,000	1,367,000
Deposits on equipment	500,000	—

Total other assets	1,867,000	1,367,000

Total assets	$5,046,743	$2,715,085

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,391,488	$710,493
Accrued expenses	3,670,337	105,168
Billings in excess of costs and estimated earnings on uncompleted contracts	—	25,159
Current portion of capital lease liabilities	210,645	—
Due to stockholder	26,000	32,500
Notes payable to stockholders	140,071	2,118,808

Total current liabilities	5,438,541	2,992,128

Non-current liabilities:
Capital lease liabilities	458,167	—
Convertible note payable to stockholder	1,013,637	—

Total non-current liabilities	1,471,804	—

Total liabilities	6,910,345	2,992,128

Commitments and contingencies (Note 9)	—	—

Stockholders’ deficit:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2009 and 2008; 1,575,000 and 0 shares issued and outstanding at December 31, 2009 and 2008, respectively	1,575	—
Common stock, $.001 par value; 100,000,000 shares authorized at December 31, 2009 and 2008; 31,124,369 and 23,759,806 shares issued and outstanding at December 31, 2009 and 2008, respectively	31,124	23,760
Additional paid-in capital	13,473,089	7,270,611
Accumulated deficit	(15,369,390)	(7,571,414)

Total stockholders’ deficit	(1,863,602)	(277,043)

Total liabilities and stockholders’ deficit	$5,046,743	$2,715,085

The accompanying notes are an integral part of these consolidated financial statements.

Geospatial Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31, 2009	Year Ended December 31, 2008
Sales	$825,669	$1,567,575
Cost of sales	929,722	673,397

Gross profit	(104,053)	894,178
Selling, general and administrative expenses	7,510,950	5,338,285

Net loss from operations	(7,615,003)	(4,444,107)

Other income (expense):
Interest income	30,374	21,244
Interest expense	(214,680)	(59,788)
Other income	1,333	171
Loss on foreign currency exchange	—	(36,522)

Total other income and expenses	(182,973)	(74,895)

Net loss before income taxes	(7,797,976)	(4,519,002)
Provision for (benefit from) income taxes	—	—

Net loss	$(7,797,976)	$(4,519,002)

Basic and fully-diluted net loss per share of common stock	$(0.30)	$(0.20)

The accompanying notes are an integral part of these consolidated financial statements.

Geospatial Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2009 and 2008

	Geospatial Mapping Systems, Inc.				Geospatial Holdings, Inc.				Additional Paid-In Capital	Accumulated Deficit	Total
	Preferred Stock		Common Stock		Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2007	—	$—	17,352,352	$17,352	—	$—	—	$—	$4,792,324	$(3,052,412)	$1,757,264
Issuance of common stock for cash at $0.80 per share	—	—	1,562,500	1,563	—	—	—	—	1,248,437	—	1,250,000
Issuance of common stock in settlement of note at $0.80 per share	—	—	1,129,336	1,129	—	—	—	—	902,340	—	903,469
Issuance of common stock for cash in settlement of warrant at $0.50 per share	—	—	30,000	30	—	—	—	—	14,970	—	15,000
Issuance of shares of Geospatial Holdings, Inc. common stock to stockholders of Kayenta Kreations, Inc. pursuant to merger	—	—	—	—	—	—	3,685,618	3,686	312,540	—	316,226
Exchange of shares of Geospatial Mapping Systems, Inc. common stock for shares of Geospatial Holdings, Inc. common stock	—	—	(20,074,188)	(20,074)	—	—	20,074,188	20,074	—	—	—
Net loss for the year ended December 31, 2008	—	—	—	—	—	—	—	—	—	(4,519,002)	(4,519,002)

Balance, December 31, 2008	—	—	—	—	—	—	23,759,806	23,760	7,270,611	(7,571,414)	(277,043)
Issuance of common stock for cash at $1.00 per share	—	—	—	—	—	—	250,000	250	249,750	—	250,000
Issuance of common stock for cash at $0.50 per share, less offering costs	—	—	—	—	—	—	4,894,900	4,895	2,346,318	—	2,351,213
Issuance of common stock in settlement of notes payable at $1.00 per share	—	—	—	—	—	—	2,104,638	2,104	2,102,534	—	2,104,638
Issuance of common stock for services at $1.00 per share	—	—	—	—	—	—	115,025	115	114,910	—	115,025
Issuance of Series A Preferred Stock at $1.00 per share, less offering costs	—	—	—	—	1,575,000	1,575	—	—	1,388,966	—	1,390,541
Net loss for the year ended December 31, 2009	—	—	—	—	—	—	—	—	—	(7,797,976)	(7,797,976)

Balance, December 31, 2009	—	$—	—	$—	1,575,000	$1,575	31,124,369	$31,124	$13,473,089	$(15,369,390)	$(1,863,602)

The accompanying notes are an integral part of these consolidated financial statements.

Geospatial Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows from operating activities:
Net loss	$(7,797,976)	$(4,519,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	183,896	150,926
Accrued interest receivable	(30,315)	(24,026)
Accrued interest payable	195,539	55,277
Issuance of common stock for reverse acquisition	—	316,226
Issuance of common stock for services	215,025	—
Rent expensed through increase in due to stockholder	45,500	32,500
Changes in operating assets and liablities:
Accounts receivable	(212,382)	(43,741)
Costs and estimated earnings in excess of billings on uncompleted contracts	(50,145)	(11,479)
Prepaid expenses	(183,414)	(106,373)
Accounts payable	680,995	628,252
Accrued expenses	3,565,169	1,060,921
Billings in excess of costs and estimated earnings on uncompleted contracts	(25,159)	25,159

Net cash used in operating activities	(3,413,267)	(2,435,360)

Cash flows from investing activities:
Purchase of property, plant and equipment	(393,733)	(37,169)
Expenditures for license fees	—	(937,330)
Deposit on equipment	(500,000)	(732,796)
Notes receivable issued	(5,446)	(230,000)

Net cash used in investing activities	(899,179)	(1,937,295)

Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	2,501,213	1,265,000
Proceeds from sale of Series A Preferred Stock, net of offering costs	1,390,541	—
Net borrowings from stockholders	892,000	2,967,000
Principal payments on capital lease liabilities	(32,565)	—

Net cash provided by financing activities	4,751,189	4,232,000

Net change in cash and cash equivalents	438,743	(140,655)
Cash and cash equivalents at beginning of period	42,793	183,448

Cash and cash equivalents at end of period	$481,536	$42,793

Supplemental disclosures:
Cash paid during period for interest	$19,141	$4,510
Cash paid during period for income taxes	—	—
Non-cash transactions:
Issuance of common stock in settlement of liabilities	2,104,639	903,469
Issuance of common stock for services	215,025	—
Capital lease liabilities incurred	701,377	—
Reclassification of due to stockholder to note payable to stockholder	52,000	—
Accrued license fees	—	592,934
Accrued deposit on equipment	—	497,520

The accompanying notes are an integral part of these consolidated financial statements.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Note 1—Summary of Significant Accounting Policies

This summary of significant accounting policies of Geospatial Holdings, Inc., a Nevada corporation (the “Company”) is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Nature of Operations

The Company utilizes innovative proprietary technologies to acquire and manage data related to underground assets. The Company’s services include pipeline data acquisition, utility locating, professional data management, and pipeline field services. The Company is located in Sarver, Pennsylvania, and provides services throughout the United States. The Company also provides services on a limited basis in Canada.

Consolidation

The Company’s financial statements include wholly-owned subsidiaries Geospatial Mapping Systems, Inc. (“GMSI”), Utility Services and Consulting Corporation, and Geospatial Pipeline Services, LLC. All material intercompany accounts and transactions have been eliminated in consolidation.

On April 25, 2008, Kayenta Kreations, Inc. (“Kayenta”) acquired all the outstanding common stock of GMSI pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated March 25, 2008. Upon consummation of the Merger Agreement, GMSI became a fully-owned subsidiary of Kayenta, which was subsequent renamed “Geospatial Holdings, Inc.” Because GMSI’s stockholders owned a majority of the company upon consummation of the Merger Agreement, GMSI was deemed to be the acquiring entity. Accordingly, all historical financial information prior to the consummation of the Merger Agreement contained in these financial statements is that of GMSI.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

•	Impairment assessment of intangible assets;

•	Estimated useful lives of property and equipment;

•	Estimated costs to complete fixed-price contracts;

•	Realization of deferred income tax assets.

These estimates are discussed further throughout these Notes to Financial Statements.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Accounting Method

The Company’s financial statements are prepared on the accrual method of accounting.

Reclassifications

Certain amounts from the Company’s financial statements as of and for the year ended December 31, 2008 have been reclassified to conform to current year presentation.

Foreign Currency

The Company’s functional currency is the United States dollar. The Company transacts business in foreign currencies. At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured and recorded in United States dollars using the exchange rate in effect at that time. At each balance sheet date, balances that will be settled in foreign currencies are adjusted to reflect the current exchange rate. Any gain or loss resulting from changes in foreign currency exchange rates is included in net income in the period in which the exchange rate changes.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable are presented in the statement of financial position net of estimated uncollectible amounts. The Company records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. The allowance for doubtful accounts was $10,000 at December 31, 2009 and 2008.

Property and Equipment

Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes, and accelerated methods for tax purposes, based on estimated useful lives ranging from three to ten years. Depreciation expense was $183,896 and $150,926 for the years ended December 31, 2009 and 2008, respectively.

Expenditures for major renewals and betterments that materially extend the useful lives of assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

The Company leases vehicles, field equipment, and office equipment under leases with terms of two to three years. Each lease is analyzed using the criteria in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 840, Leases , to determine whether the lease is a capital or operating lease. Capital leases are recorded at the inception of the lease as property and equipment, and a capital lease liability of the same amount, at the lesser of the fair value of the leased asset or the present value of the minimum lease payments. Assets recorded under capital lease agreements are depreciated over their estimated useful lives. Depreciation of assets recorded under capital leases is included with depreciation expense related to owned assets. At December 31, 2009, assets under capital leases and the related accumulated depreciation amounted to $930,946 and $23,734, respectively. The company had no assets under capital lease at December 31, 2008.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Intangible Assets

Intangible assets consist of exclusive license rights to the patent pending DuctRunner Smart Probe™ technology. The Company licenses the technology from Reduct NV (“Reduct”), a Belgian company, the developer of the technology, under an Exclusive License and Distribution Agreement dated August 3, 2006 (as amended, the “Original Reduct License Agreement”). The Original Reduct License Agreement provides the Company with exclusive control rights to the DuctRunner Smart Probe™ technology throughout the continents of North America, South America, and Australia. The Company recorded total license fees of $1,367,000 upon use of the license. During 2009 and 2008, the Company incurred expense of approximately $3,100,000 and $1,206,000, respectively, in connection with maintenance of the license.

On December 15, 2009, the Company, Reduct, and Delta Networks Ltd., SA, (“Delta”) a Luxembourg company, the owner of substantially all of the capital stock of Reduct, entered into an Amended and Restated License and Distribution Agreement (the “Amended Reduct License Agreement”). The Amended License Agreement becomes effective upon an advance payment for purchase of Smart Probe™ equipment totaling $4,950,000 due January 31, 2010, and supersedes the Original Reduct License Agreement. The Amended Reduct License Agreement has an initial term of three years, and is renewable at the discretion of the Company for successive three-year terms. The Amended Reduct License Agreement restructures the payment and minimum purchase requirements that existed under the Original Reduct License Agreement.

In addition to the license fees, the Company is obligated to make minimum purchases of Smart Probes™. The minimum purchase requirements of the Amended Reduct License Agreement are set forth in Note 9.

Under the Original Reduct License Agreement, the license rights had an indefinite useful life. Accordingly, the rights were not amortized under FASB ASC 350, Intangible Assets—Goodwill and Other . Upon the execution of the Amended Reduct License Agreement, the Company determined that the license rights have an estimated useful life of twelve years. Accordingly, the license rights will be amortized over a twelve-year period beginning January 1, 2010. The useful life of the license rights is reviewed annually and the carrying value of the license rights is tested annually for impairment. Should the license rights be determined to be impaired, the value of the asset will be written down and a loss recognized in the period in which the asset’s recorded value exceeds its fair value.

Fair Value Measurements

FASB ASC 820-10, Fair Value Measurements and Disclosures—Overall, establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

In accordance with FASB ASC 820, the Company is required to adjust the carrying value or provide valuation allowance for its license fee intangible assets using fair value measurements on a nonrecurring basis. These assets are not measured at fair value on an ongoing basis. However, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

The following table summarizes the assets measured at fair value on a nonrecurring basis as of the measurement date, December 31, 2009, by level within the fair value hierarchy:

		Fair Value Measurements at December 31, 2009
	Total Carrying Value at December 31, 2009	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Intangible asset—license fees	$1,367,000	$—	$—	$1,367,000

The license fee intangible asset is subject to impairment testing on an annual basis, or sooner if circumstances indicate that impairment may exist. The valuation uses assumptions such as interest and discount rates, growth projections, and other assumptions of future business conditions. These valuation methods require a significant degree of management judgment concerning the use of internal and external data. In the event that these methods indicate that fair value is less than carrying value, the asset would be recorded at fair value as determined by the valuation models. As such, the Company classifies license fee intangible assets subject to nonrecurring fair value adjustments in the hierarchy of disclosure inputs as Level 3.

Revenue Recognition

The Company records revenue when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The price to the buyer is fixed or determinable; and

•	Collectibility is reasonably assured.

Substantially all of the Company’s contracts for services are rendered under the following types of contracts:

Fixed-price contracts are contracts in which the Company’s clients are billed at defined milestones for an agreed amount negotiated in advance for a specified scope of work. Revenues for fixed-price contracts are recognized under the percentage-of-completion method of accounting, whereby revenues are recognized ratably as those contracts are performed. This rate is based primarily on the proportion of contract costs incurred to date to total contract costs projected to be incurred for the entire project, or the proportion of measurable output completed to date to total output anticipated for the entire project.

Units of delivery contracts are contracts in which the Company’s clients are billed an agreed amount for each unit of service that is delivered to the client. Revenues for units of delivery contracts are recognized as each unit of service is completed.

Time-and-materials contracts are contracts in which the Company and the client negotiate billing rates, typically hourly, and bill based on the actual time expended, plus other direct costs incurred in connection with the contract. Revenues for time-and-materials contracts are recognized as the services are rendered.

Advance customer payments are recorded as deferred revenue until such time as they are recognized as revenue.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Revenues are recorded net of sales taxes collected.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2009 and 2008 was $160,554 and $4,623, respectively.

Deferred Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryovers.

Deferred income taxes arise from the Company’s use of different accounting methods for financial reporting and income tax reporting purposes. The tax basis of certain start-up costs exceeds their basis for financial reporting purposes. The excess will be deductible for tax purposes as the start-up costs are amortized over 180 months. The basis for financial reporting purposes of certain license rights exceeds the tax basis of those license rights by the cumulative amortization for tax purposes. The excess will reverse if and when the license rights are written down due to impairment. The Company uses different methods of depreciation for tax and financial reporting purposes, resulting in different tax bases. This difference will reverse over the estimated useful lives of the Company’s property, plant and equipment. The tax basis of accounts receivable exceeds its basis for financial reporting purposes by the allowance for doubtful accounts. Amounts in the allowance for doubtful accounts will be deductible for tax purposes when specific accounts are deemed to be uncollectible. The tax basis of certain accruals exceeds its basis for financial reporting purposes. The excess will be deductible when the accrued amounts are paid. The tax basis of certain accrued expenses denominated in foreign currency exceeds its basis for financial reporting purposes by the amount of unrealized foreign currency losses. These losses will be deductible for tax purposes as the losses are realized when the accrued amounts are paid. The Company uses the completed contracts method of accounting for fixed-price contracts for tax purposes, and the percentage-of-completion method of accounting for fixed-price contracts for financial reporting purposes. The amount of revenue recorded for financial reporting purposes on contracts uncompleted at year end will be taxable, and the costs associated with those contracts will be deductible, when the contracts are completed. The Company has a net operating loss carryover from prior periods that is available to offset future taxable income.

The Company currently has a deferred tax asset resulting from the above differences in accounting methods for financial reporting and income tax reporting purposes. This deferred tax asset is completely offset by a valuation allowance due to the uncertainty of realization.

Stock-Based Payments

The Company accounts for its stock-based compensation in accordance with FASB ASC 718, Stock Compensation. The Company records compensation expense for employee stock options at the fair value of the stock options at the grant date, amortized over the vesting period. The Company records expense for stock options, warrants, and similar grants issued to non-employees at their fair value at the grant date, or the fair value of the consideration received, whichever is more readily available.

Segment Reporting

The Company operates one segment. Accordingly, no segment reporting is presented.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Recent Accounting Pronouncements

The Company adopted FASB ASC 740-10-25, Income Taxes—Overall—Recognition, on January 1, 2008. FASB ASC 740-10-25 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements. FASB ASC 740-10-25 requires the evaluation of tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a “more-likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more-likely-than-not” threshold are not permitted to be recognized in the consolidated financial statements. The adoption of FASB ASC 10-25 had a minimal impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted the provisions of FASB ASC 805, Business Combinations, which significantly changes the accounting for business combinations. Under FASB ASC 805, an acquiring entity is required to recognize, with limited exceptions, all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value. FASB ASC 805 changes the accounting treatment for certain specific acquisition related items including, among other items: expensing acquisition related costs as incurred; valuing noncontrolling interests at fair value at the acquisition date; and expensing restructuring costs associated with an acquired business. FASB ASC 805 also includes a substantial number of new disclosure requirements. As the provisions of FASB ASC 805 are applied prospectively to business combinations for which the acquisition occurs after January 1, 2009, the full impact to the Company, while expected to be material, will be dependent upon any individual transactions consummated.

On September 30, 2009, the Company adopted FASB ASC 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the Financial Accounting Standards Board to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”). Rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements of Financial Accounting Standards, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. Other than the manner in which accounting guidance is referenced, the adoption of these changes had no impact on the Consolidated Financial Statements.

Note 2—Capital Stock

The Company has authorized 100,000,000 shares of common stock with a par value of $0.001 per share. Each outstanding share of common stock entitles the holder to one vote on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of common stock. Upon the Company’s liquidation, common stockholders are entitled to a pro-rata share of assets, if any, after payment of creditors and preferred stockholders.

The Company has authorized 5,000,000 shares of preferred stock with a par value of $0.001 per share. All powers and rights of the shares of preferred stock are determined by the Company’s Board of Directors at issuance.

On December 11, 2009, the Company filed a Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock of Geospatial Holdings, Inc. (the “Certificate of Designations”) with the State of

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Nevada. The Certificate of Designations designated 1,575,000 shares of Series A Convertible Preferred Stock for issuance by the Company. Each share of Series A Convertible Preferred Stock is convertible to shares of common stock in accordance with the terms of the Certificate of Designations. Each holder of Series A Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A Convertible Preferred Stock may be converted. The holders of Series A Convertible Preferred Stock are entitled to a liquidation preference equal to the original issue price, and a dividend preference over the holders of common stock.

Note 3—Merger

On April 25, 2008, Kayenta acquired all the outstanding common stock of GMSI pursuant to the Merger Agreement.

Prior to the closing of the Merger Agreement, Kayenta shareholders approved a 2.8 for 1 forward stock split, resulting in 3,685,618 shares of Kayenta common stock outstanding at the closing of the Merger Agreement. Pursuant to the Merger Agreement, Kayenta issued one share of Kayenta’s common stock in exchange for each outstanding share of GMSI’s common stock, resulting in 20,074,188 shares of Kayenta common stock, for a total aggregate number of shares of Kayenta common stock of 23,759,806 outstanding upon consummation of the merger. Upon completion of the merger, GMSI became a fully-owned subsidiary of Kayenta, which was subsequently renamed “Geospatial Holdings, Inc.,” and GMSI’s shareholders obtained majority ownership of the shares of common stock of Geospatial Holdings, Inc. After the merger, GMSI’s former stockholders owned approximately 84.5% of the common stock of the Company, and Kayenta’s stockholders owned approximately 15.5% of the common stock of the Company.

In accordance with Accounting and Financial Reporting Interpretations and Guidance issued by the staff of the United States Securities and Exchange Commission, the merger was accounted for as a recapitalization. Accordingly, all consideration paid and costs incurred pursuant to the merger were charged to expense, and no goodwill or other intangible asset was recorded. All historical financial information prior to the consummation of the Merger Agreement is that of GMSI. Kayenta’s results of operations have been included in the Company’s Consolidated Statements of Operations since the completion of the merger on April 25, 2008.

Prior to the merger, Kayenta was a public shell company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The acquisition was undertaken to provide the Company a public shell.

Note 4—Accounts Receivable

Accounts receivable consisted of the following at December 31, 2009:

Billed:
Fixed-price contracts:
Completed contracts	$43,046
Contracts in progress	2,370
Units of delivery contracts	197,522
Retainage	2,981
Unbilled	27,734
Less: allowance for doubtful accounts	(10,000)

$263,653

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Note 5—Uncompleted Contracts

Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows at December 31, 2009:

Costs incurred on uncompleted contracts	$104,152
Estimated earnings	73,420

177,572
Billings to date	(115,948)

$61,624

Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$61,624
Billings in excess of costs and estimated earnings on contracts in progress	—

$61,624

Note 6—Backlog

The following schedule summarizes changes in backlog on fixed-price contracts during the year ended December 31, 2009. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted fixed-price contracts in progress at the end of the year, and from fixed-price contractual agreements on which work has not yet begun. Backlog does not include any amounts from signed units of delivery or time-and-materials contracts.

Backlog balance at December 31, 2008	$838,627
New contracts awarded during the year	812,430
Contract adjustments	(758,216)

892,841
Less: contract revenue earned during the period	(612,191)

Backlog balance at December 31, 2008	$280,650

Note 7—Notes Receivable

During the years ended 2009 and 2008, the Company advanced cash totaling $5,446 and $230,000, respectively, to Mid-Atlantic Pipe Services, Inc. (“MAPS”) in exchange for Promissory Notes from MAPS. The Promissory Notes bear interest at 8% per annum, which totaled $30,315 and $24,026 for the years ended December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, MAPS owed the Company $397,373 and $361,612, respectively.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Note 8—Income Taxes

The Company’s provision for (benefit from) income taxes is summarized below for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Current:
Federal	$—	$—
State	—	—

	—	—

Deferred:
Federal	(2,449,872)	(1,319,303)
State	(777,737)	(418,826)

	(3,227,609)	(1,738,129)

Total income taxes	(3,227,609)	(1,738,129)
Less: valuation allowance	3,227,609	1,738,129

Net income taxes	$—	$—

The reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Federal statutory rate	35.0%	35.0%
State income taxes (net of federal benefit)	6.5	6.5
Valuation allowance	(41.5)	(41.5)

Effective rate	0.0%	0.0%

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Significant components of the Company’s deferred tax assets and liabilities are summarized below as of December 31, 2009 and 2008. A valuation allowance has been established as realization of such assets has not met the more-likely-than-not threshold requirement under SFAS 109.

	As of December 31,
	2009	2008
Start-up costs	$96,492	$106,325
License fees	(88,247)	(50,427)
Depreciation	(108,618)	(81,885)
Allowance for doubtful accounts	4,150	4,150
Accrued expenses	1,330,179	13,488
Uncompleted contracts	(30,469)	(13,634)
Net operating loss carryforward	5,024,929	3,022,791

Deferred income taxes	6,228,416	3,000,808
Less: valuation allowance	(6,228,416)	(3,000,808)

Net deferred income taxes	$—	$—

At December 31, 2009, the Company had federal and state net operating loss carryforwards of approximately $12,108,000. The federal and state net operating loss carryforwards expire beginning in 2021 and 2026, respectively. The amount of the state net operating loss carryforward that can be utilized each year to offset taxable income is limited by state law.

Note 9—Commitments and Contingencies

Amended Reduct License Agreement

The Company’s Amended Reduct License Agreement provides the Company with exclusive control over the rights to the DuctRunner Smart Probe™ technology throughout the continents of North America, South America, and Australia.

Pursuant to the Amended Reduct License Agreement, the Company must make minimum quarterly purchases as shown below on an annualized basis:

Year Ending December 31,	Minimum Annual Payments
2010	$10,950,000
2011	$11,750,000
2012	$6,612,500

Bank Deposits

The Company maintains its cash in bank deposit accounts at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The bank accounts at times exceed FDIC limits. The Company has not experienced any losses on such accounts.

Lease Obligations

The Company leases office space under non-cancelable operating leases with lease terms ranging from less than one year to two years. The Company leases vehicles, field equipment, and office equipment under

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

non-cancelable capital leases with lease terms ranging from two to three years. Rent expense under non-cancelable operating leases was $103,206 and $85,233 for the years ended December 31, 2009 and 2008, respectively. Future annual minimum lease payments under non-cancelable capital and operating leases were as follows as of December 31, 2009:

Year Ending December 31,	Capital Lease Obligations	Operating Lease Obligations	Total
2010	$283,701	$27,100	$310,801
2011	280,963	19,800	300,763
2012	222,725	—	222,725

Total minimum lease payments	787,389	46,900	834,289
Less: amounts representing interest	118,577	—	118,577

Present value of minimum lease payments	$668,812	$46,900	$715,712

Note 10—Concentrations

Reduct is the developer and sole supplier of the DuctRunner Smart Probe™, which is an essential component of a significant portion of the Company’s services.

The Company derives a significant portion of its revenues from a few customers. Revenues from significant customers as a percentage of total revenues were as follows for the years ended December 31:

	2009	2008
Customer A	25.7%	*
Customer B	19.4%	—
Customer C	—	44.3%
Customer D	—	35.8%

*	Less than 10%.

Note 11—Related-Party Transactions

The Company leases its headquarters building from Mark A. Smith, the Company’s Chairman and Chief Executive Officer. The building has approximately 3,200 square feet of office space, and is used by the Company’s corporate and engineering/operations staff. The Company incurred $78,000 of lease expense for this building during each of the years ended December 31, 2009 and 2008. The Company owed Mr. Smith $26,000 and $32,500 for unpaid rent at December 31, 2009 and 2008, respectively.

During the year ended December 31, 2008, Mr. Smith loaned the Company $2,867,000 for working capital purposes. Interest on the loan at 8% per annum, compounded monthly, amounted to $52,242 during the year ended December 31, 2008. During 2008, $903,469 of the loan and accrued interest was settled by the issuance of 1,129,336 shares of the Company’s common stock at conversion price of $0.80 per share. At December 31, 2008, the balance due on the note, including accrued interest, was $2,015,772.

During the year ended December 31, 2009, Mr. Smith loaned the Company $882,000, net of repayments. In addition, Mr. Smith converted $52,000 of unpaid rent to the note payable. Interest on the loan at 8% per annum, compounded monthly, amounted to $178,491 during the year ended December 31, 2009.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

On October 30, 2009, Mr. Smith and the Company entered into a Note Conversion Agreement, in which Mr. Smith converted the outstanding loan balance of $3,128,263 into: i) 2,000,000 shares of the Company’s common stock at a conversion price of $1.00 per share; ii) a $1,000,000 8% Unsecured Convertible Promissory Note (the “Smith Convertible Note”); and iii) a $128,263 8% Unsecured Promissory Note (the “Smith Demand Note”).

The Smith Convertible Note bears interest at 8% per annum, compounded monthly. The Smith Convertible Note is payable on the earlier of the Company’s closing of a round of convertible preferred or common stock financing of at least $10,000,000 or December 31, 2011. At any time prior to December 31, 2011, Mr. Smith may convert the outstanding principal balance of the Smith Convertible Note to the Company’s common stock at a conversion price of $1.00 per share. Interest on the Smith Convertible Note was $13,637 for the year ended December 31, 2009. The balance due on the Smith Convertible Note, including accrued interest, was $1,013,637 at December 31, 2009. Minimum payments on the Smith Convertible Note were as follows as of December 31, 2009:

Year ending December 31, 2010	$—
Year ending December 31, 2011	1,013,637

Total	$1,013,637

Subsequent to December 31, 2009, on March 19, 2010, the Company cancelled the indebtedness owed pursuant to the Smith Convertible Note and in exchange Smith acquired 1,000,000 shares of the Company’s common stock at $1.00 per share on behalf of he and his wife; 200,000 shares of the Company’s common stock at $1.00 per share on behalf of 2000 Irrevocable Trust for Ian Smith; and 200,000 shares or the Company’s common stock at $1.00 per share on behalf of 2000 Irrevocable Trust for Benjamin Smith.

The Smith Demand Note bears interest at 8% per annum, compounded monthly, and is payable upon demand. Interest on the Smith Demand Note was $1,749 for the year ended December 31, 2009. At December 31, 2009, the balance due on the Smith Demand Note was $130,012.

On December 4, 2009, Mr. Smith advanced the Company $10,000. Interest on the note at 8% per annum, compounded monthly, for the year ended December 31, 2009 was $59. At December 31, 2009, the balance due on the note was $10,059.

During the year ended December 31, 2008, another stockholder loaned the Company $100,000 for working capital purposes. The stockholder owned approximately 14% of the Company’s outstanding common stock at the time of the advance. At December 31, 2008, the balance due on the note, including accrued interest, was $103,036. On March 10, 2009, the balance due on the note of $104,638, including accrued interest, was converted to 104,638 shares of the Company’s common stock and warrants to purchase 20,927 shares of the Company’s common stock at $1.50 per share, exercisable for ten years. Interest on the loan at 8% amounted to $1,603 and $3,036 for the years ended December 31, 2009 and 2008, respectively.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

Note 12—Net Loss Per Share of Common Stock

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles amounts reported in the financial statements:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Net loss	$(7,797,976)	$(4,519,002)
Divided by:
Weighted average shares outstanding	26,190,928	22,134,029

Basic and fully-diluted net loss per share	$(0.30)	$(0.20)

During 2009, the Company issued 1,575,000 shares of Series A Preferred Stock. At December 31, 2009, each share of Series A Preferred Stock was convertible into one share of common stock. Upon the occurrence of certain events, the conversion ratio of Series A Preferred Stock to common stock may change. The shares of Series A Preferred Stock were not included in the computation of diluted earnings per share for the year ended December 31, 2009 because the effect of their conversion would be antidilutive.

The effect of the potential conversion of the Smith Convertible Note to 1,013,637 shares of common stock was not included in the computation of diluted earnings per share for the year ended December 31, 2009 because the effect of its conversion would be antidilutive.

The effects of options to purchase 12,195,000 and 11,670,000 shares of common stock, and warrants to purchase 5,716,272 and 3,837,545 shares of common stock were not included in the computation of diluted earnings per share for the years ended December 31, 2009 and 2008, respectively, because the effect of their conversion would be antidilutive.

Note 13—Stock-Based Payments

On December 1, 2007, the Company adopted the 2007 Stock Option Plan (the “Plan”), under which the Compensation Committee of the Board of Directors (the “Committee”) may award grants of options to purchase up to 15,000,000 shares of the Company’s common stock to eligible employees, directors, and consultants, subject to exercise prices and vesting requirements determined by the Committee. The Board of Directors has reserved 15,000,000 shares of the Company’s Common Stock for issuance under the Plan. During the year ended December 31, 2009, the Company granted options to purchase 675,000 shares of the Company’s common stock to eligible employees at prices ranging from $0.41 to $1.50 per share. During the year ended December 31, 2008, the Company granted options to purchase 1,870,000 shares of the Company’s common stock to eligible employees at prices ranging from $0.80 to $1.75 per share.

Using the Black-Scholes option pricing model, management has determined that the stock options granted in 2009 and 2008 had no value. Accordingly, no compensation cost or other expense was recorded for the stock options. The current value of a share of the Company’s common stock used in the Black-Scholes option pricing model was determined by an independent valuation. The value per share as determined by the valuation was $0.27 and $0.16 per share as of December 31, 2009 and 2008, respectively.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

The assumptions used and the weighted average calculated value of the stock options are as follows at December 31:

	2009	2008
Risk-free interest rate	4.6%	2.2%
Expected dividend yield	None	None
Expected life of options	5 years	5 years
Expected volatility rate	50%	25%
Weighted average fair value of options granted	$0.00	$0.00

The following is an analysis of the options to purchase the Company’s common stock:

	Total Options	Weighted Average Exercise Price	Aggregate Fair Value	Weighted Average Remaining Contractual Term (In Years)
Total options outstanding at January 1, 2008	9,700,000	$0.50
Granted	1,870,000	0.86
Exercised	—	—
Lapsed and forfeited	—	—

Total options outstanding at December 31, 2008	11,570,000	$0.56	$—	9.0

Options vested and expected to vest at December 31, 2008	9,649,998	$0.51	$—	8.9

Options exercisable at December 31, 2008	9,649,998	$0.51	$—	8.9

Total options outstanding at January 1, 2009	11,570,000	$0.56
Granted	675,000	0.69
Exercised	—	—
Lapsed and forfeited	(50,000)	0.80

Total options outstanding at December 31, 2009	12,195,000	$0.56	$—	8.1

Options vested and expected to vest at December 31, 2009	10,545,550	$0.53	$—	8.0

Options exercisable at December 31, 2009	10,545,550	$0.53	$—	8.0

The following is an analysis of nonvested options:

	Nonvested Options	Weighted Average Fair Value
Nonvested options at January 1, 2008	633,334	$—
Granted	1,870,000	—
Vested	(533,332)	—
Forfeited	—	—

Nonvested options at December 31, 2008	1,970,002	—
Granted	675,000	—
Vested	(945,552)	—
Forfeited	(50,000)	—

Nonvested options at December 31, 2009	1,649,450	$—

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

On June 6, 2007, the Company entered into an Agreement (the “2007 Agreement”) with Reduct to extend and amend the Original Reduct License Agreement. Pursuant to the 2007 Agreement, the Company granted Delta warrants purchase 3,000,000 shares of the Company’s common stock at $0.50 per share until October 31, 2009. The warrants expired on October 31, 2009.

On December 4, 2007, the Company granted warrants to purchase 100,000 shares of the Company’s common stock at $0.50 per share to a contractor. On February 6, 2008, the contractor exercised warrants to purchase 30,000 shares of the Company’s common stock, and the remaining warrants to purchase 70,000 shares of the Company’s common stock were cancelled.

On January 24, 2008, the Company granted warrants to purchase 87,545 shares of the Company’s common stock at $0.55 per share to contractors. The warrants expire on January 24, 2018.

On November 7, 2008, the Company granted warrants to purchase 250,000 shares of the Company’s common stock at $2.15 per share to a contractor. The warrants expire on November 7, 2018.

On December 18, 2008, pursuant to Amendment No. 3 to the Original Reduct License Agreement, the Company granted Delta warrants to purchase 500,000 shares of the Company’s common stock at the lesser of $3.00 per share, or 85% of the price per share of any of the Company’s common stock or preferred stock sold in any subsequent offering. On December 21, 2009, pursuant to the Amended Reduct License Agreement, the exercise price on the warrants was changed to $0.43 per share. The warrants expire on December 31, 2013.

During 2009, the Company granted warrants to purchase 70,927 shares of the Company’s common stock at $1.50 per share for five years to certain stockholders in connection with the sale of common stock. The warrants expire in 2014.

During 2009, the Company granted warrants to purchase 217,800 shares of the Company’s common stock at $0.55 per share for ten years to certain contractors in settlement of contractual obligations. The warrants expire in 2019.

On March 6, 2009, the Company entered into an Employment Agreement with David Vosbein, the Company’s president (the “Vosbein Employment Agreement”). Pursuant to the Vosbein Employment Agreement, the Company granted warrants to purchase 2,000,000 shares of the Company’s common stock at $1.23 for ten years to Mr. Vosbein. Warrants to purchase 1,000,000 shares of the Company’s common stock vested immediately upon the grant, and with the balance vesting over twelve months. On October 30, 2009, the Company and Mr. Vosbein entered into an Agreement (the “Vosbein Warrant Agreement”). Pursuant to the Vosbein Warrant Agreement, the Company cancelled the warrants to purchase 2,000,000 shares of the Company’s common stock at $1.23, and issued Mr. Vosbein warrants to purchase 1,590,000 shares of the Company’s common stock at $1.00, with 1,173,333 shares vested immediately at the grant date, and the balance vesting over five months.

Using the Black-Scholes option pricing model, management has determined that the warrants to purchase the Company’s Common Stock granted to non-employees in 2009 and 2008 have no value. Accordingly, no expense was recorded upon the grants of the warrants to purchase the Company’s common stock. The current value of a share of the Company’s common stock used in the Black-Scholes option pricing model was determined by an independent appraisal.

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

The assumptions used and the weighted average calculated value of the stock purchase rights are as follows for the year ended December 31:

	2009	2008
Risk-free interest rate	4.6%	2.2%
Expected dividend yield	None	None
Expected life of warrants	5 years	2 years
Expected volatility rate	50%	25%
Weighted average fair value of warrants granted	$0.00	$0.00

The following is an analysis of the warrants to purchase the Company’s common stock.

	Total Options	Weighted Average Exercise Price	Aggregate Fair Value	Weighted Average Remaining Contractual Term (In Years)
Total warrants outstanding at January 1, 2008	3,100,000	$0.50
Granted	837,545	2.49
Exercised	(30,000)	0.50
Lapsed and forfeited	(70,000)	0.50

Total warrants outstanding at December 31, 2008	3,837,545	$0.54	$—	2.1

Warrants vested and expected to vest at December 31, 2008	3,837,545	$0.54	$—	2.1

Warrants exercisable at December 31, 2008	3,837,545	$0.54	$—	2.1

Total warrants outstanding at January 1, 2009	3,837,545	$0.54
Granted	6,878,727	0.84
Exercised	—	—
Lapsed and forfeited	(5,000,000)	0.79

Total warrants outstanding at December 31, 2009	5,716,272	$0.58	$—	5.4

Warrants vested and expected to vest at December 31, 2009	5,466,272	$0.71	$—	5.2

Warrants exercisable at December 31, 2009	5,466,272	$0.71	$—	5.2

The following is an analysis of nonvested warrants:

	Nonvested Warrants	Weighted Average Fair Value
Nonvested warrants at January 1, 2008	—	$—
Granted	837,545	—
Vested	(837,545)	—
Forfeited	—	—

Nonvested warrants at December 31, 2008	—	—
Granted	6,878,727	—
Vested	(4,628,727)	—
Forfeited	(2,000,000)	—

Nonvested warrants at December 31, 2009	250,000	$—

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

During 2009, the Company issued 115,025 shares of the Company’s common stock as payment for services. The Company recorded expense of $115,025, the fair value of the services received.

Note 14—Going Concern

Since its inception, the Company has incurred net losses. In addition, the Company’s operations and capital requirements have been funded since its inception by sales of its common stock and advances from its chief executive officer. At December 31, 2009, the Company’s current liabilities exceeded its current assets by $3,862,583. Those factors, as well as the Company’s commitments under the Amended Reduct License Agreement (as discussed in Note 9) create an uncertainty about the Company’s ability to continue as a going concern. The Company’s management is developing a plan to secure financing sufficient for the Company’s operating and capital requirements. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 15—Subsequent Events

On January 1, 2010, the Company issued warrants to purchase 150,000 shares of common stock to a contractor. The warrants have an exercise price of $1.00 per share, and vest over twelve months. The warrants expire on January 1, 2020.

On January 7, 2010, the Company cancelled a warrant to purchase 250,000 shares of the Company’s common stock exercisable at $2.15 per share due to a contractor, and issued warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.38 per share. The warrants expire on January 7, 2020.

On January 29, 2010, the Company and Reduct entered into the First Amendment to the Amended and Restated Exclusive License and Distribution Agreement, which extended the date for payment of the Company’s advance payment for Smart Probe™ equipment of $4,950,000 under the Amended Reduct License Agreement from January 31, 2010 to March 31, 2010 in consideration for a payment by the Company of $100,000. On March 12, 2010, the Company and Reduct entered into the Second Amendment to the Amended and Restated Exclusive License and Distribution Agreement, which extended the date for payment of the Company’s advance payment for Smart Probe™ equipment of $4,950,000 under the Amended Reduct License Agreement from March 31, 2010 to $2,500,000 by March 17, 2010, and $2,450,000 by April 30, 2010. The Company paid Reduct $2,500,000 on March 12, 2010. The Amended Reduct License Agreement will become effective upon the payment by the Company of $2,450,000 by April 30, 2010.

On March 2, 2010, the Company entered into a Strategic Advisory Agreement (the “Strategic Advisory Agreement”) with Pace Global Energy Services, LLC (“Pace”) and Ridge Global, LLC (“Ridge”) to provide the Company with certain strategic advisory and other support services. Pursuant to the Strategic Advisory Agreement, the Company issued Pace Global Energy Services, LLC and Ridge Global, LLC warrants to purchase 1,600,000 and 2,400,000 shares, respectively, of the Company’s common stock at an exercise price of $1.00 per share. The warrants expire on March 2, 2012. Further, pursuant to the Strategic Advisory Agreement, the Company agreed to expand the number of members of the Company’s board of directors from three to five, and to appoint Timothy F. Sutherland, Chairman and Chief Executive Officer of Pace, and Thomas J. Ridge, President and Chief Executive Officer of Ridge, as members of the Company’s board of directors to fill the newly-created vacancies.

On March 19, 2010, the Company entered into a series of subscription agreements (collectively, the “March 2010 Subscription Agreement”) with various investors in connection with the sale of 8,589,771 shares of our

Geospatial Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009 and 2008

common stock at $1.00 per share for an aggregate offering price of $8,589,771. Pursuant to section 7.1 of the March 2010 Subscription Agreement, the Company agreed to register the March 2009 Shares under the Securities Act by September 1, 2010. In the event that the Company fails to so register the March 2010 Shares each investor would be entitled to receive an additional allocation of 2% of its portion of the March 2010 Shares for each 30 day period that elapsed after September 1, 2010. Also on March 19, 2010, Mark A. Smith, the Company’s Chief Executive Officer and the Chairman of the Board of Directors, acquired 1,000,000 shares of the Company’s common stock in exchange for the cancellation of $1,000,000 of indebtedness owed to Mr. Smith by the Company. The Company also issued 513,233 shares of its common stock to Convertible Capital as a financing fee on the sale. The sales and issuances took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement and with a restriction on resale.

On April 6, 2010, the Company entered into a series of subscription agreements (collectively, the “April 2010 Subscription Agreement”) with various investors in connection with the sale of 112,000 shares of our common stock at $1.00 per share for an aggregate offering price of $112,000. Pursuant to section 7.1 of the April 2010 Subscription Agreement, the Company agreed to register the April 2009 Shares under the Securities Act by September 1, 2010. In the event that the Company fails to so register the April 2010 Shares each investor would be entitled to receive an additional allocation of 2% of its portion of the April 2010 Shares for each 30 day period that elapsed after September 1, 2010. The sales and issuances took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement and with a restriction on resale.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses payable by the Company in connection with the offering of the securities being registered are as follows:

SEC Registration and Filing Fee	$952.22
Legal Fees and Expenses*	$20,000
Accounting Fees and Expenses*	$3,000
Financial Printing*	$3,000
Transfer Agent Fees*	$500
Miscellaneous*	$500

TOTAL*	$27,952.22

*	Estimated

Item 14.	Indemnification of Directors and Officers.

We indemnify our directors and officers to the maximum extent permitted by Nevada law for the costs and liabilities of acting or failing to act in an official capacity. We also have insurance in the aggregate amount of $5 million for our directors and officers against all of the costs of such indemnification or against liabilities arising from acts or omissions of the insured person in cases where we may not have power to indemnify the person against such liabilities. Although we anticipate that the insurance policy will be issued shortly after the Effective Time, there can be no assurance that the insurance policy will be issued, or of the amount of coverage.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Certificate of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15.	Recent Sales of Unregistered Securities.

On November 1, 2007, the Company converted $533,176 of outstanding debt to Mark A. Smith at $0.50 per share, into 1,066,352 shares of GMSI common stock. The conversion of outstanding debt into GMSI common stock was done pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

From December 1, 2007 through March 14, 2008, we issued 3,941,836 shares of GMSI common stock to seven investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The consideration paid for such shares was $0.80 per share, and amounted to an aggregate of $3,153,469. Each of the purchasers was an accredited investor, and GMSI conducted the private placement without any general solicitation or advertisement and with a restriction on resale.

On December 4, 2007, we issued warrants to purchase 100,000 shares of GMSI common stock to one investor in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The warrants were issued to settle contractual obligations. On February 6, 2008, the investor exercised his warrants to purchase 30,000 shares of GMSI common stock at $0.50 per share which amounted to an aggregate of $15,000. The remaining warrants to purchase 70,000 shares of GMSI common stock were cancelled. The exercise of warrants was conducted pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The purchaser was an accredited investor, and GMSI did not conduct any general solicitation or advertisement in connection with the exercise of the warrants and the shares purchased contain a restriction on resale.

On June 6, 2007, we issued warrants to purchase 3,000,000 shares of GMSI common stock at an exercise price of $0.50 per share, to Delta Networks SA (“Delta”), the owner of 99% of the outstanding common stock of Reduct, in connection with the execution of the Original Reduct License. The warrants were issued in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The recipient of the warrants is an accredited investor, and GMSI conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expired on October 31, 2009.

On January 24, 2008, we issued warrants to purchase 87,545 shares of GMSI common stock at an exercise price of $0.55 per share to three investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The warrants were issued to settle contractual obligations. The recipients of the warrants are accredited investors, and GMSI conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on January 24, 2018.

On March 31, 2008, the Company converted $903,469 of outstanding debt to Mark A. Smith at $0.80 per share, into 1,129,336 shares of GMSI common stock. The conversion of outstanding debt into GMSI common stock was done pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

Company Shares

On November 7, 2008, we issued warrants to purchase 250,000 shares of the Company’s Common Stock at $2.15 to one investor in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The warrants were issued to settle contractual obligations. The recipient of the warrants is an accredited investor, and we conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants were cancelled on January 7, 2009.

On December 18, 2008, we issued warrants to purchase 500,000 shares of the Company’s Common Stock at a purchase price equal to the lower of (a) eighty-five percent of the price per share that any stock is sold for in any subsequent round of convertible preferred or common stock financing and (b) $3.00 per share of Common Stock, to Delta in Connection with the Original Reduct License. Pursuant to the Amended and Restated Reduct License, the purchase price was changed to $0.425 per share of common stock. The warrants were issued in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The recipient of the warrants is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale.

On January 9, 2009, the Company sold 50,000 shares of Common Stock and warrants to purchase 10,000 shares of the Company’s Common Stock, at an exercise price of $1.50 per share, in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The purchaser is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The consideration paid for such shares and warrants was $50,000. The warrants expire on January 9, 2014.

On January 30, 2009, we issued warrants to purchase 22,500 shares of the Company’s Common Stock at $0.55 to two investors in a private placement pursuant to the exemption from the registration requirements of the

Securities Act provided by Regulation D. The warrants were issued to settle contractual obligations. The recipients of the warrants are accredited investors, and we conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on January 30, 2019.

On January 28, 2009, the Company sold 200,000 shares of Common Stock and warrants to purchase 40,000 shares of the Company’s Common Stock at an exercise price of $1.50 per share, in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The purchaser is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The consideration paid for such shares and warrants was $200,000. The warrants expire on January 30, 2014.

On March 6, 2009, the Company granted David Vosbein, then the Company’s President, warrants to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $1.23 per share, in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The recipient of the warrants is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants were issued pursuant to Mr. Vosbein’s employment contract as partial compensation. Warrants to purchase 1,000,000 shares of the Company’s Common Stock were vested upon grant, and warrants to purchase the remaining shares vest over twelve months. The warrants were cancelled on October 30, 2009.

On March 10, 2009, the Company issued 104,638 shares of Common Stock and warrants to purchase 20,927 shares of the Company’s Common Stock at an exercise price of $1.50 per share, in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The shares and warrants to purchase Common Stock were issued in settlement of a note payable in the amount of $104,638, including accrued interest. The recipient of the shares of Common Stock and warrants to purchase Common Stock is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on March 10, 2014.

Between May 7, 2009 and September 29, 2009, the Company sold 2,189,900 shares of the Company’s Common Stock. Each share of Common Stock was sold at a price of $0.50 for a total of $1,094,950. The sales took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement and with a restriction on resale.

On September 1, 2009, the Company issued 115,025 shares of Common Stock to a supplier in exchange for advertising services that were invoiced at $115,025.50. The issuance took place in a private placement transaction pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The recipient is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale.

On September 29, 2009, we issued warrants to purchase 195,300 shares of the Company’s Common Stock at $0.55 to three investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The warrants were issued to settle contractual obligations. The recipients of the warrants are accredited investors, and we conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on September 29, 2019.

On October 9, 2009, the Company entered into a series of subscription agreements (collectively, the “October 2009 Subscription Agreement”) with various investors in connection with the sale of 2,000,000 shares of its common stock (the “October 2009 Shares”). Each of the October 2009 Shares was sold at a price of $0.50 for an aggregate purchase price of $1,000,000. Pursuant to section 7.1 of the October 2009 Subscription Agreement, the Company agreed to register the October 2009 Shares under the Securities Act and effect such registration statement by March 1, 2010. In the event that the Company fails to so register the October 2009 Shares, each investor would be entitled to receive an additional allocation of 2% of its portion of the October 2009 Shares for each 30 day period that elapsed after March 1, 2010. As of June 1, the Company had not so registered the October 2009 Shares and, pursuant to the October 2009 Subscription Agreement, allocated an additional 120,000 shares of its common stock to the investors under the October 2009 Subscription Agreement. The Company also issued 100,000 shares of common stock and paid $45,000 in cash to Convertible Capital as a financing fee on the sale. The sales and issuances took place in a private placement transaction pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The purchasers are accredited investors, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale.

On October 30, 2009, the Company converted $2,000,000 of outstanding debt to Mark A. Smith, the Company’s Chief Executive Officer and Chairman of the Board of Directors, at $1.00 per share into 2,000,000 shares of common stock. The conversion took place in a private placement transaction pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. Mr. Smith is an accredited investor, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale.

On October 30, 2009, the Company issued warrants to David Vosbein, the Company’s President and a Director, to purchase 1,590,000 shares of the Company’s common stock at an exercise price of $1.00 per share. In connection with this transaction, the Company cancelled the warrants previously issued to Mr. Vosbein on March 6, 2009. The transaction took place in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The recipient is an accredited investor, and the Company conducted the private placement without any general solicitation and with a restriction on resale.

On December 14, 2009, the Company entered into a series of subscription agreements (collectively, the “December 2009 Subscription Agreement”) with various investors in connection with the sale of 1,500,000 shares of Series A Convertible Preferred Stock, which are convertible into shares of the Company’s common stock (such shares of the Company’s common stock into which the Series A Convertible Preferred Stock convert, the “December 2009 Shares”) at a price of $1.00 per share for an aggregate purchase price of $1,500,000. Pursuant to section 7.1 of the December 2009 Subscription Agreement, the Company agreed to register the December 2009 Shares under the Securities Act and effect such registration statement by March 1, 2010. In the event that the Company fails to so register the December 2009 Shares, each investor would be entitled to receive an additional allocation of 2% of its portion of the December 2009 Shares (on an as converted basis) for each 30 day period that elapsed after March 1, 2010. As of June 1, the Company had not so registered the December 2009 Shares, and, pursuant to the December 2009 Subscription Agreement, allocated an additional 118,125 shares of its common stock to the investors under the December 2009 Subscription Agreement. The Company also issued 75,000 shares of Series A Convertible Preferred Stock and paid $67,500 in cash to Convertible Capital, as a financing fee on the sale. The sales and issuances took place in a private placement transaction pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The purchasers are accredited investors, and the Company conducted the private placement without any general solicitation or advertisement and with a restriction on resale.

The Series A Convertible Preferred Stock may be converted at the option of the holder at any time or from time to time prior to the close of business on the business day before any date fixed for conversion of such share, as provided in the Certificate of the Designations. In addition, the Series A Convertible Preferred Stock is automatically converted upon the earliest to occur of: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, in which shares of Common Stock are approved for listing on a national securities market, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $35,000,000 and the public offering price per share of which equals or exceeds $3, before deduction of underwriters’ discounts and commissions (ii) the Company’s receipt of the written consent of the holders of not less than 66 2/3% of the then outstanding shares of Series A Preferred Stock to the conversion of all then outstanding Series A Preferred Stock; and (iii) June 7, 2010. The holders of Series A Convertible Preferred Stock are also entitled to a liquidation preference which entitles such holder to an amount per share upon liquidation equal to the original issue price of $1.00 and to antidilution protection.

On December 15, 2009, pursuant to the Amended Reduct License Agreement, we issued warrants to Delta to purchase (i) 3,000,000 shares of the Company’s common stock at an exercise price of $0.50 per share which expire on December 31,2012 and (ii) warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.425 per share which expire on December 31, 2013. The warrants were issued in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The recipient of the warrants is an accredited investor, and we conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on October 31, 2012.

On January 7, 2010, we issued warrants to purchase 250,000 shares of the Company’s common stock at $1.38 to an investor in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The warrants were issued to settle contractual obligations. The recipient of the warrants is an accredited investor, and we conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on January 7, 2020.

On January 1, 2010, we issued warrants to purchase 150,000 shares of our common stock at $1.00 to two investors in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The warrants were issued to settle contractual obligations. The recipients of the warrants are accredited investors, and we conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on January 1, 2020.

On March 2, 2010, we issued warrants to purchase 2,400,000 and 1,600,000 shares of our common stock at $1.00 to Ridge Global, LLC and Pace Global Energy Services, LLC, respectively, in a private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The warrants were issued in connection with the execution of the Strategic Advisory Agreement we entered into with Pace and Ridge. The recipients of the warrants are accredited investors, and we conducted the private placement without any general solicitation or advertisement and with a restriction on resale. The warrants expire on March 2, 2012.

On March 19, 2010, the Company entered into a series of subscription agreements (collectively, the “March 2010 Subscription Agreement”) with various investors in connection with the sale of 8,589,771 shares of our common stock at $1.00 per share for an aggregate offering price of $8,589,771. Pursuant to section 7.1 of the March 2010 Subscription Agreement, the Company agreed to register the March 2009 Shares under the Securities Act by September 1, 2010. In the event that the Company fails to so register the March 2010 Shares each investor would be entitled to receive an additional allocation of 2% of its portion of the March 2010 Shares for each 30 day period that elapsed after September 1, 2010. Also on March 19, 2010, Mark A. Smith, the Company’s Chief Executive Officer and the Chairman of the Board of Directors, acquired 1,000,000 shares of the Company’s common stock in exchange for the cancellation of $1,000,000 of indebtedness owed to Mr. Smith by the Company. The Company also issued 513,233 shares of its common stock to Convertible Capital and other entities as a financing fee on the sale. The sales and issuances took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement and with a restriction on resale.

On April 6, 2010, the Company entered into a series of subscription agreements (collectively, the “April 2010 Subscription Agreement”) with various investors in connection with the sale of 112,000 shares of our common stock at $1.00 per share for an aggregate offering price of $112,000. Pursuant to section 7.1 of the April 2010 Subscription Agreement, the Company agreed to register the April 2009 Shares under the Securities Act by September 1, 2010. In the event that the Company fails to so register the April 2010 Shares each investor would be entitled to receive an additional allocation of 2% of its portion of the April 2010 Shares for each 30 day period that elapsed after September 1, 2010. The sales and issuances took place in a series of private placement transactions pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation D. The purchasers are accredited investors, and the Company conducted the private placements without any general solicitation or advertisement and with a restriction on resale.

Parent Shares

On April 25, 2008, pursuant to the terms of the Merger Agreement, Parent effected a 2.8 to 1 forward stock split of its common stock. The issued and outstanding shares of GMSI were converted into an aggregate of 20,074,188 shares of the Company’s Common Stock via each GMSI Share issued and outstanding immediately prior to the Merger, and the Company now owns 100% of the outstanding shares of GMSI. All outstanding options and warrants to purchase GMSI Shares, or similar outstanding GMSI securities were likewise converted to like securities of the Company. In addition, each GMSI Share converted in the Merger was no longer outstanding and was automatically canceled and retired and ceased to exist. Such shares were surrendered and became owned of record and beneficially by the Company. The exchange of GMSI Shares for the Company’s Common Stock was done pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit	Document
2.1	Agreement and Plan of Merger by and among Kayenta Kreations, Inc., a Nevada Corporation, Kayenta Subsidiary Corp., a Delaware Corporation Geospatial Mapping Systems, Inc., a Delaware Corporation and Thomas G. Kimble, an individual dated March 25, 2008 (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed March 25, 2008)

3.1	Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008)

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form SB-2 filed on April 23, 1996)

3.3	Amended Articles of Incorporation of Geospatial Mapping Systems, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 filed on May 29, 2008)

3.4	Bylaws of Geospatial Mapping Systems, Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 filed on May 29, 2008)

3.5	Limited Liability Company Agreement of Geospatial Pipeline Services, LLC (incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-1 filed on May 29, 2008)

3.6	Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock of Geospatial Holdings, Inc. dated as of December 11, 2009 (incorporated by reference to Exhibit 3.6 to the Company’s Current Report on Form 8-K filed December 22, 2009)

3.7	Certificate of Correction dated as of January 11, 2010 and Exhibit “A” to Certificate of Correction to Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of Geospatial Holdings, Inc. (incorporated by reference by reference to Exhibit 3.7 of the Company’s Post-Effective Amendment No. 3 to Registration Statement no Form S-1 filed on
January 12, 2010)

Exhibit	Document

4.1	Common Stock Specimen Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form SB-2 filed on April 23, 1996)

5.1	Opinion of Woodburn and Wedge, Attorneys and Counselors at Law, Reno, Nevada (incorporated by reference to Exhibit 5.1 to the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on February 10, 2008)

10.1	Lease Agreement dated May 1, 2006 between Mark A Smith and Geospatial Mapping Systems, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.2	Exclusive License and Distribution Agreement between Reduct NV and Geospatial Mapping Systems, Inc., dated as of August 3, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.3	Exclusive License and Distribution Extension Agreement between Reduct NV and Geospatial Mapping Systems, Inc., dated as of June 6, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.4	The Amendment No. 1 to the Reduct Exclusive License and Distribution Agreement between Reduct NV and Geospatial Mapping Systems, Inc., dated December 21, 2007 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.5	The Amendment No. 2 to the Reduct Exclusive License and Distribution Agreement between Reduct NV and Geospatial Mapping Systems, Inc., dated March 21, 2008 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.6	Letter Agreement Clarifying the Exclusive License and Distribution Agreement dated April 17, 2008 by Reduct NV to Geospatial Mapping Systems, Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.7	Company Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.8	Employment Agreement dated December 1, 2007 between Mark A. Smith and Geospatial Mapping Systems, Inc. (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on
Form 8-K filed May 1, 2008)

10.9	Nonqualified Stock Option Agreement between Geospatial Mapping Systems, Inc. and Mark A. Smith dated effective December 1, 2007 (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.10	Agreement Not to Compete between Mark A. Smith and Geospatial Mapping Systems, Inc. dated effective December 1, 2007 (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.11	Employment Agreement dated December 1, 2007 between Richard Nieman and Geospatial Mapping Systems, Inc. (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on
Form 8-K filed May 1, 2008)

10.12	Nonqualified Stock Option Agreement between Geospatial Mapping Systems, Inc. and Richard Nieman dated effective December 1, 2007 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.13	Agreement Not to Compete between Richard Nieman and Geospatial Mapping Systems, Inc. dated effective December 1, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed May 1, 2008)

Exhibit	Document

10.14	Employment Agreement dated January 8, 2007 between Linda M. Ward and Geospatial Mapping Systems, Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on
Form 8-K filed May 1, 2008)

10.15	Nonqualified Stock Option Agreement between Geospatial Mapping Systems, Inc. and Linda M. Ward dated effective December 1, 2007 (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.16	Agreement Not to Compete between Linda M. Ward and Geospatial Mapping Systems, Inc. dated effective December 1, 2007 (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.17	Nonqualified Stock Option Agreement between Geospatial Mapping Systems, Inc. and Thomas R. Oxenreiter dated effective March 13, 2008 (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.18	Agreement Not to Compete between Thomas R. Oxenreiter and Geospatial Mapping Systems, Inc. dated effective March 13, 2008 (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.19	Distribution Agreement between Geospatial Mapping Systems, Inc. and HMIM, Inc., a company duly organized under the laws of Louisiana, dated December 19, 2007 (incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K filed May 1, 2008)

10.20	The Amendment No. 3 to the Reduct Exclusive License and Distribution Agreement between Reduct NV and Geospatial Holdings, Inc., dated December 18, 2008 (incorporated by reference to Exhibit 10.20 to the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed on February 10, 2008)

10.21	Employment Agreement dated March 6, 2009 between David Vosbein and Geospatial Holdings, Inc. (incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K filed March 12, 2009)

10.22	Agreement Not to Compete dated March 6, 2009 between David Vosbein and Geospatial Holdings, Inc. (incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K filed March 12, 2009)

10.23	Warrant No. 1 Issued on March 6, 2009 to David Vosbein (incorporated by reference to Exhibit 10.22 to the Company’s Current Report on Form 8-K filed March 12, 2009)

10.24	Letter of Agreement dated March 10, 2009 among Geospatial Holdings, Inc., Geospatial Mapping Systems, Inc., Reduct NV, and Delta Networks Limited SA (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report Form 10-K filed April 15, 2009)

10.25	Letter of Agreement dated March 31, 2009 among Geospatial Holdings, Inc., Geospatial Mapping Systems, Inc., Reduct NV, and Delta Networks Limited SA (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report Form 10-K filed April 15, 2009)

10.26	Geospatial Holdings, Inc. 8% Unsecured Promissory Note Due December 31, 2011 in the amount of $2,866,700.00 in favor of Mark A. Smith (incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K filed November 4, 2009)

10.27	Note Conversion Agreement dated as of October 30, 2009 by and between Geospatial Holdings, Inc. and Mark A. Smith (incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K filed November 4, 2009)

10.28	Geospatial Holdings, Inc. 8% Unsecured Convertible Promissory Note Due December 31, 2011 in the amount of $1,000,000.00 in favor of Mark A. Smith (incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K filed November 4, 2009)

Exhibit	Document

10.29	Geospatial Holdings, Inc. 8% Unsecured Promissory Note Due Upon Demand in the amount of $128,262.70 in favor of Mark A. Smith (incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K filed November 4, 2009)

10.30	Vosbein Warrant Agreement (incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K filed November 4, 2009)

10.31	Warrant No. 16 issued on October 30, 2009 to David Vosbein (incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K filed November 4, 2009)

10.32	Amended and Restated Exclusive License and Distribution Agreement dated as of December 15, 2009 (incorporated by reference to Exhibit 10.32 to the Company’s Current Report on Form 8-K filed December 22, 2009)

10.33	Strategic Advisory Agreement effective as of March 2, 2010 by and among Geospatial Holdings, Inc., Pace Global Energy Services, LLC and Ridge Global LLC (incorporated by reference to Exhibit 10.32 to the Company’s Current Report on Form 8-K filed March 5, 2010)

10.34	Warrant No. 20 issued on March 2, 2010 to Ridge Global LLC (incorporated by reference to Exhibit 10.33 to the Company’s Current Report on Form 8-K filed March 5, 2010)

10.35	Warrant No. 21 issued on March 2, 2010 to Pace Global Energy Services, LLC (incorporated by reference to Exhibit 10.34 to the Company’s Current Report on Form 8-K filed March 5, 2010)

10.36	First Amendment to the Amended and Restated Exclusive License and Distribution Agreement dated as of January 29, 2010 (incorporated by reference to Exhibit 10.35 to the Company’s Current Report on Form 8-K filed March 19, 2010)

10.37	Second Amendment to the Amended and Restated Exclusive License and Distribution Agreement dated as of March 12, 2010 (incorporated by reference to Exhibit 10.36 to the Company’s Current Report on Form 8-K filed March 19, 2010)

10.38	Subscription Agreement dated as of March 19, 2010 by and between Geospatial Holdings, Inc. and Mark A. and Lisa A. Smith, with respect to 600,000 shares of the Company’s Common Stock (incorporated by reference to Exhibit 10.43 of the Company’s Annual Report on Form 10-K filed on April 16, 2010)

10.39	Subscription Agreement dated as of March 19, 2010 by and between Geospatial Holdings, Inc. and 2000 Irrevocable Trust for Ian Smith, with respect to 200,000 shares of the Company’s Common Stock (incorporated by reference to Exhibit 10.43 of the Company’s Annual Report on Form 10-K filed on April 16, 2010)

10.40	Subscription Agreement dated as of March 19, 2010 by and between Geospatial Holdings, Inc. and 2000 Irrevocable Trust for Benjamin Smith, with respect to 200,000 shares of the Company’s Common Stock (incorporated by reference to Exhibit 10.43 of the Company’s Annual Report on Form 10-K filed on April 16, 2010)

10.41	Employment Agreement dated as of September 15, 2008 by and between Geospatial Mapping Systems, Inc. and Todd Porter (incorporated by reference to Exhibit 10.43 of the Company’s Annual Report on Form 10-K filed on April 16, 2010)

10.42	Geospatial Mapping Systems, Inc. 2007 Stock Option Plan Nonqualified Stock Option Agreement dated as of October 10, 2008 by and between Geospatial Mapping Systems, Inc. and Richard McDonald (incorporated by reference to Exhibit 10.43 of the Company’s Annual Report on Form 10-K filed on April 16, 2010)

10.43	Agreement Not-To-Compete dated as of October 10, 2008 by and between Geospatial Mapping Systems, Inc. and Richard McDonald (incorporated by reference to Exhibit 10.43 of the Company’s Annual Report on Form 10-K filed on April 16, 2010)

16.1	Letter from Pritchett, Siler & Hardy, P.C. (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed May 8, 2008)

Exhibit	Document

17.1	Letter of Resignation of David Vosbein dated as of April 16, 2010 by and between Geospatial Mapping Systems, Inc. and David Vosbein (incorporated by reference to Exhibit 17.1 of the Company’s Current Report on form 8-K filed April 23, 2010)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1 filed on January 12, 2010)

23.1	Consent of Goff Backa Alfera and Company, LLC*

23.3	Consent of Woodburn and Wedge, Attorneys and Counselors at Law, Reno, Nevada (contained in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to the signature page of the Company’s Registration Statement herein)

*	Filed herewith.

Item 17.	Undertakings.

The registrant undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional or changed material information to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Buffalo, Commonwealth of Pennsylvania on June 25, 2010.

Geospatial Holdings, Inc.

By:	/s/ MARK A. SMITH
Name:	Mark A. Smith
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Geospatial Holdings, Inc., hereby severally constitute and appoint Mark A. Smith and Thomas R. Oxenreiter, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates indicated:

Signature	Title	Date
/s/ MARK A. SMITH Mark A. Smith	President and Chief Executive Officer and Director (principal executive officer)	June 25, 2010

/s/ THOMAS R. OXENREITER Thomas R. Oxenreiter	Chief Financial Officer and Director (principal financial and accounting officer)	June 25, 2010

/s/ THOMAS J. RIDGE Thomas J. Ridge	Director	June 25, 2010

/s/ TIMOTHY SUTHERLAND Timothy Sutherland	Director	June 25, 2010